UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMERIS BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERIS BANCORP

310 First Street, S.E.

Moultrie, Georgia 31768

April 18, 2012

Dear Shareholder:

It is my pleasure to invite you to this year’s annual meeting of shareholders, which will be held on Thursday, May 31, 2012, at 4:15 p.m. local time, at Sunset Country Club, located at 2730 South Main Street, in Moultrie, Georgia.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

We hope you will be able to attend the meeting. Even if you plan to attend in person, however, please vote your shares promptly to ensure that they are represented at the meeting. You may submit your proxy vote by telephone or over the internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

If your shares are held in the name of a broker, bank or other nominee, you will need a proxy from the record holder of the shares authorizing you to vote at the meeting, as described in the Proxy Statement.

On behalf of Ameris Bancorp, I thank you for your continued support and look forward to seeing you at this year’s annual meeting.

Sincerely,

/s/ Edwin W. Hortman, Jr.

Edwin W. Hortman, Jr.

President and Chief Executive Officer

AMERIS BANCORP

310 First Street, S.E.

Moultrie, Georgia 31768

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 31, 2012

To the Shareholders of Ameris Bancorp:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Ameris Bancorp (the “Company”) will be held at Sunset Country Club, located at 2730 South Main Street, Moultrie, Georgia, on Thursday, May 31, 2012, commencing at 4:15 p.m., local time, for the following items of business:

(1)	the election of three Class III directors for a three-year term of office;

(2)	the ratification of the appointment of Porter Keadle Moore, LLC as the Company’s independent auditor for 2012;

(3)	the advisory approval of the Company’s executive compensation;

(4)	the vote on an advisory basis on the frequency of an advisory vote on executive compensation; and

(5)	any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on March 22, 2012, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting.

Shareholders may receive more than one proxy if they own shares registered in different names or at different addresses. Each such proxy should be marked, dated, signed and returned. Please check to be certain of the manner in which your shares are registered – whether individually, as joint tenants or in a representative capacity – and sign the related proxy accordingly.

A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, for a period of at least 10 days prior to the Annual Meeting at the Company’s corporate offices located at the address set forth above.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to do so, please mark, date and sign the enclosed proxy and mail it promptly in the enclosed postage-prepaid envelope or vote promptly by telephone or over the internet. Returning or voting your proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Thursday, May 31, 2012. The 2012 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2011 are also available at http://www.edocumentview.com/ABCB.

By Order of the Board of Directors,

/s/ Cindi H. Lewis
Moultrie, Georgia	Cindi H. Lewis
April 18, 2012	Corporate Secretary

AMERIS BANCORP

310 First Street, S.E.

Moultrie, Georgia 31768

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies

This Proxy Statement and the accompanying form of proxy (which were first sent or given to shareholders on or about April 27, 2012) are being furnished to shareholders of Ameris Bancorp (the “Company”) in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at Sunset County Club, located at 2730 South Main Street, Moultrie, Georgia, on Thursday, May 31, 2012, at 4:15 p.m., local time, and any adjournment or postponement thereof.

A proxy may be revoked at any time before the shares represented by it are voted at the Annual Meeting by delivering to the Corporate Secretary of the Company either a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. All shares represented by a properly executed, unrevoked proxy will be voted on all matters presented at the Annual Meeting on which the shares are entitled to vote, unless the shareholder attends the Annual Meeting and votes in person. Questions regarding these procedures may be directed to the Corporate Secretary. Please note, however, that if shares are held in “street name,” which means the shares are held of record by a broker, bank or other nominee, the shares may be voted only at the Annual Meeting with a proxy from the record holder of the shares authorizing the attendee to vote at the Annual Meeting. Proxies solicited will be voted in accordance with the instructions given on the enclosed form of proxy.

Only shareholders of record at the close of business on March 22, 2012 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 23,751,694 shares of its common stock, $1.00 par value per share (the “Common Stock”), outstanding and entitled to vote. All holders of Common Stock are entitled to cast one vote per share held as of the Record Date.

The cost of preparing and mailing proxy materials will be borne by the Company. In addition to solicitation by mail, solicitations may be made by directors, officers and other employees of the Company in person or by telephone, facsimile or e-mail without additional compensation. The Company may also solicit proxies through press releases and postings on its website at www.amerisbank.com. Brokerage houses, custodians, nominees and fiduciaries will be reimbursed for the expense of sending proxy materials to the beneficial owners of Common Stock held of record on behalf of such persons.

Quorum and Vote Required

A quorum of the Company’s shareholders is necessary to transact business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of shares of Common Stock representing a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date will constitute a quorum for transacting business at the Annual Meeting. Abstentions and broker non-votes, discussed below, count as present for establishing a quorum. If a quorum is not present at the Annual Meeting, then it is expected that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

Directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, meaning that the three Class III nominees receiving the most votes will be elected as Class III directors. Cumulative voting is not permitted. Approval of each of the other proposals requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, except that the frequency of the advisory vote on compensation of our named executive officers that receives the greatest number of votes – every year, every other year or every three years – cast by shareholders will be the frequency that has been approved by shareholders.

Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present. Such shares will also have the same effect as a vote against the proposal, other than the election of directors and the frequency of the advisory vote on executive compensation, in which case such shares will not be included in the vote totals with respect to those proposals and, therefore, will have no effect on the vote. All votes will be tabulated by the inspector of elections for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

PROPOSAL 1 – ELECTION OF DIRECTORS

The business and affairs of the Company are managed under the direction of the Board in accordance with the Georgia Business Corporation Code, subject to any limitations set forth in the Company’s Articles of Incorporation and Bylaws. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

The Company has a classified board of directors currently consisting of two Class I directors (Edwin W. Hortman, Jr. and Daniel B. Jeter, who currently serves as Chairman of the Board), three Class II directors (J. Raymond Fulp, Robert P. Lynch and Brooks Sheldon), and three Class III directors (R. Dale Ezzell, Jimmy D. Veal and V. Wayne Williford). The Class III directors currently serve until the Annual Meeting, and the Class I and Class II directors currently serve until the annual meetings of shareholders to be held in 2013 and 2014, respectively. After the Annual Meeting, the Class I, Class II and Class III directors will serve until the annual meetings of shareholders to be held in 2013, 2014 and 2015, respectively, and until their respective successors are duly elected and qualified.

At each annual meeting of shareholders, directors are duly elected for a full term of three years to succeed those whose terms are expiring, although directors may be elected for shorter terms in certain instances, such as filling a vacancy in a particular class of directors. Vacancies on the Board and newly-created directorships also can generally be filled by a vote of a majority of the directors then in office. The Company’s executive officers are appointed annually by the Board and serve at the discretion of the Board, subject to applicable employment agreements.

At the Annual Meeting, shareholders are being asked to re-elect Messrs. Ezzell, Veal and Williford to serve as Class III directors until the 2015 annual meeting of shareholders and until their successors are duly elected and qualified.

Proxies cannot be voted at the Annual Meeting for a greater number of persons than the number of nominees named.

Unless otherwise directed, the persons named as proxies and attorneys in the enclosed form of proxy intend to vote “FOR” the election of all nominees as directors for the ensuing term and until their successors are duly elected and qualified. If any such nominee for any reason should not be available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Board. The Board is unaware of a nominee who is unable to serve as a director or will decline to serve as a director, if elected.

The following sets forth certain information, as of the Record Date, for all Class III nominees.

R. Dale Ezzell (age 62) has served as a director of the Company and as a director of Ameris Bank, the Company’s wholly-owned banking subsidiary (the “Bank”), since May 2010, when he was elected by the Board to serve as a Class III director to fill a vacancy in the Board’s membership. Mr. Ezzell served as a director of Southland Bank, formerly a wholly-owned subsidiary of the Company, from 1983 until the merger of Southland Bank into the Bank in 2006. He also served as Southland Bank’s Chairman from 1995 until such merger. Mr. Ezzell currently serves as Chairman of the Bank’s community board in Dothan, Alabama. Mr. Ezzell is the founder and owner of Wisecards Printing and Mailing, a direct mail advertising business in Abbeville, Alabama. Prior to establishing Wisecards in 2001, he served as President and Chief Executive Officer of Ezzell’s Inc., which operated several department stores in southeast Alabama and southwest Georgia, from 1987 to 2000. Mr. Ezzell holds a bachelor’s degree in engineering from Auburn University and resides in our Abbeville, Alabama market. His years as a director of a subsidiary bank, along with his varied business and practical experience, give him a valuable understanding of the challenges faced by the Company and its customers.

Jimmy D. Veal (age 63) has served as a director of the Company and as a director of the Bank since May 2008. Mr. Veal was a founding director of Golden Isles Financial Holdings, Inc., which was the corporate parent of The First Bank of Brunswick prior to its acquisition by the Company and subsequent merger into the Bank. He served as a director of both Golden Isles Financial Holdings, Inc. and The First Bank of Brunswick from their inception in 1989 until their acquisition by the Company in 2001 and as Vice Chairman of both companies from 1996 until 2001. Mr. Veal currently serves as Chairman of the Bank’s community Board in Brunswick, Georgia. Mr. Veal has been active in the hospitality industry for over 35 years. Together with his family, he currently owns and operates The Beachview Club on Jekyll Island, Georgia and Beachview Tent Rentals in Brunswick, Georgia. He is also active in various real estate and timberland ventures in Glynn County, Georgia and Camden County, Georgia. In addition to his experience in banking, he has gained knowledge of many and varied industries and sectors of the economy, which provides him a unique and beneficial perspective for his service on the Board.

V. Wayne Williford (age 51) has served as a director of the Company and as a director of the Bank since December 2009. Mr. Williford was a founding director of First National Bancshares, which was the corporate parent of First National Bank prior to its acquisition by the Company and subsequent merger into the Bank. He served as a director of both First National Bancshares and First National Bank from their inception in 1998 until their acquisition by the Company in 2005. Mr. Williford is currently Chairman of the Bank’s community board in Jacksonville, Florida. Mr. Williford is Vice President, Secretary and Treasurer of J.B. Coxwell Contracting, Inc. in Jacksonville, Florida. Prior to joining J.B. Coxwell, Mr. Williford held various positions with Unison Industries (formerly known as Allied Aerospace Company) from 1983 until 1992. He has a bachelor’s degree in marketing from the University of North Florida and a master’s degree in management from Jacksonville University. Mr. Williford resides in one of our key growth markets and is actively involved in the community. With his wide-ranging professional background, he brings a wealth of business and management experience to the Board.

The Board recommends a vote FOR election of the nominated directors. Proxies will be voted FOR the election of the three nominees discussed above unless otherwise specified.

The following sets forth certain information, as of the Record Date, for all other directors of the Company whose terms of office will continue after the Annual Meeting.

Edwin W. Hortman, Jr. (age 58) has served as a director of the Company since November 2003 and as a director of the Bank since February 2006. Mr. Hortman has also served as President and Chief Executive Officer of the Company since January 2005. From November 2003 through December 2004, he served as President and Chief Operating Officer of the Company, and from 2002 to 2003, he served as Executive Vice President and

North Regional Executive of the Company. From 1998 through 2003, Mr. Hortman served as President and Chief Executive Officer of Citizens Security Bank, formerly a wholly-owned subsidiary of the Company. Mr. Hortman also served as a director of Citizens Security Bank from 1998 to 2004. In addition, he served as a director of Central Bank & Trust, Southland Bank, First National Bank of South Georgia and Merchants & Farmers Bank, formerly wholly-owned subsidiaries of the Company, from 2002 to 2004. Mr. Hortman also serves as a director of the Georgia Bankers Association Insurance Trust. He holds bachelor’s and master’s degrees in business administration, with emphasis in accounting and finance, from the University of Georgia. He is also a graduate of the Graduate School of Banking of the South at Louisiana State University. Having served as Chief Executive Officer of the Company for more than six years, after successfully serving as a banking executive in other capacities for much of his career, Mr. Hortman brings not only extensive experience in banking and executive management to our Board, but also an intimate knowledge of our day-to-day business and operations. Mr. Hortman’s term expires in 2013.

J. Raymond Fulp (age 67) has served as a director of the Company since 1989 and as a director of the Bank since February 2006. Mr. Fulp served as a director and Chairman of the Board of Citizens Security Bank, formerly a wholly-owned subsidiary of the Company, from 1987 and 2000, respectively, and until the merger of Citizens Security Bank into the Bank in 2006. He also currently serves as Chairman of the Bank’s community board in Tifton, Georgia. He is a pharmacist and was the co-owner of Midtown Pharmacy in Tifton, Georgia from 1974 until its sale in 1999. He received a bachelor’s degree in pharmacy from the University of Georgia. With his lengthy service as a member of the Board and as a director of one of our former subsidiary banks, Mr. Fulp offers the Board a keen understanding of the Company’s business, history and organization. Mr. Fulp’s term expires in 2014.

Daniel B. Jeter (age 60) has served as a director of the Company since 1997 and as a director of the Bank since 2002. He has been Chairman of the Board and of the Board of Directors of the Bank since May 2007. He also serves on the community bank board for the Company’s Moultrie, Georgia market. Mr. Jeter is the Chairman and co-owner of Standard Discount Corporation (“Standard”), a family-owned consumer finance company. He joined Standard in 1979 and is an officer and director of each of Standard’s affiliates, including Colquitt Loan Company, Globe Loan Company of Hazelhurst, Globe Loan Company of Tifton, Globe Loan Company of Moultrie, Peach Finance Company, Personal Finance Service of Statesboro and Globe Financial Services of Thomasville. He is co-owner of Classic Insurance Company and President of Cavalier Insurance Company, both of which are re-insurance companies. Mr. Jeter is also a partner in a real estate partnership that develops owner-occupied commercial properties for office and professional use. He serves as a director and an officer of the Georgia Industrial Loan Corporation and as a director of Allied Business Systems. He received a bachelor’s degree in business administration from the University of Georgia. Mr. Jeter’s extensive experience in financial services, with a particular emphasis on lending activities, gives him invaluable insight into, and affords him a greater understanding of, the Company’s operations in his service as Chairman of the Board. As a long-tenured member of the Board, he has been closely involved in the Company’s expansion into new markets in recent years. Mr. Jeter’s term expires in 2013.

Robert P. Lynch (age 48) has served as a director of the Company since 2000 and as a director of the Bank since February 2006. Mr. Lynch is the Vice President and Chief Financial Officer of Lynch Management Company, which owns and manages five automobile dealerships located in the Southeast. He has been with Lynch Management Company for more than 25 years. Mr. Lynch’s family also owns and operates Shadydale Farm, a beef cattle operation located in Shady Dale, Georgia. He holds a bachelor’s degree in business administration from the University of Florida, and he resides in our Jacksonville, Florida market. His business experience is extensive and varied, which gives him a firsthand understanding of the challenges faced by not only the Company but also its commercial customers. This understanding informs his service as a director and is a key benefit to the Board. Mr. Lynch’s term expires in 2014.

Brooks Sheldon (age 66) has served as a director of the Company since 2005 and as a director of the Bank since 2003. Additionally, he served as President and a director of American Banking Company from 1989 until his retirement in 1997. He currently serves as Chairman of the Bank’s community board in Moultrie, Georgia. Mr. Sheldon graduated from Davidson College and the Stonier Graduate School of Banking. He also served as an officer in the U. S. Army. He has offered leadership to his community as Chairman of the Chamber of Commerce and the Development Authority, and he currently serves as Chairman of the Colquitt County Hospital Authority. Mr. Sheldon brings to the Board extensive banking experience and a strong understanding of the Company’s history, operations and guiding principles. Mr. Sheldon’s term expires in 2014.

The backgrounds of the directors with terms expiring in 2012 are summarized above in the discussion of director nominees.

BOARD AND COMMITTEE MATTERS

Director Independence

Each member of the Board, other than Mr. Hortman, is “independent,” as defined for purposes of the rules of the Securities and Exchange Commission (the “SEC”) and the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). For a director to be considered independent, the Board must determine that the director does not have a relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board will consider all relevant facts and circumstances, including any transactions or relationships between the director and the Company or its subsidiaries.

Committees of the Board

Executive Committee

The Executive Committee is currently comprised of four directors, only one of whom is a current or former employee of the Company. The current members of the Executive Committee are Messrs. Fulp, Hortman, Jeter (Chairman) and Lynch. The Executive Committee is authorized to exercise all of the powers of the Board, except the power to declare dividends, elect directors, amend the Company’s Bylaws, issue stock or recommend any action to the Company’s shareholders.

Compensation Committee

The Compensation Committee is currently comprised of three directors, Messrs. Fulp (Chairman), Jeter and Veal, none of whom is a current or former employee of the Company or any of its subsidiaries and all of whom are independent directors of the Company. The duties of the Compensation Committee, which does not have a formal written charter but which acts according to established policies and procedures, are generally to establish the compensation for the Company’s executive officers and to act on such other matters relating to compensation as it deems appropriate, including an annual evaluation of the Company’s Chief Executive Officer and the design and oversight of all compensation and benefit programs in which the Company’s employees and officers are eligible to participate. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive officer compensation is provided in the Compensation Discussion and Analysis included in this Proxy Statement.

Audit Committee

The Audit Committee is currently comprised of five directors, none of whom is a current or former employee of the Company and all of whom are independent directors of the Company. The current members of the Audit Committee are Messrs. Ezzell, Fulp, Lynch, Sheldon (Chairman) and Williford. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee, which operates under a written charter, represents the Board in discharging its responsibility relating to the accounting, reporting and financial practices of the Company and its subsidiaries. Its primary functions include monitoring the integrity of the Company’s financial statements, system of internal controls and compliance with regulatory and legal requirements; monitoring the independence, qualifications and performance of the Company’s independent auditor and internal auditing services; and providing a vehicle for communication among the independent auditor, management, internal audit and the Board. The Ameris Bancorp Audit Committee Charter was set forth as Appendix A to the Company’s Definitive Proxy Statement for the Company’s 2011 annual meeting of shareholders.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is currently comprised of four directors, none of whom is a current or former employee of the Company and all of whom are independent directors of the Company. The members of the Corporate Governance and Nominating Committee are Messrs. Ezzell, Lynch (Chairman), Veal and Williford. Pursuant to its charter, the Corporate Governance and Nominating Committee is responsible for considering, and making recommendations to the Board regarding, the size and composition of the Board, recommending and nominating candidates to fill Board vacancies that may occur and recommending to the Board the director nominees for whom the Board will solicit proxies. Additional information regarding the Corporate Governance and Nominating Committee’s processes and procedures is provided under the heading “Identifying and Evaluating Nominees.” The Ameris Bancorp Corporate Governance and Nominating Committee Charter is set forth as Appendix A to this Proxy Statement.

Board and Committee Meetings

The following table provides a summary of the membership of the Board and its committees during 2011, together with information regarding the number of meetings held during 2011.

Director Name	Independent Director(1)	Ameris Bancorp Board	Ameris Bank Board	Audit	Compensation	Executive	Corporate Governance / Nominating
R. Dale Ezzell	Yes	Member	Member	Member			Member
J. Raymond Fulp	Yes	Member	Member	Member	Chair	Member
Daniel B. Jeter	Yes	Chair	Chair		Member	Chair
Robert P. Lynch	Yes	Member	Member	Member		Member	Chair
Brooks Sheldon(2)	Yes	Member	Member	Chair
Jimmy D. Veal	Yes	Member	Member		Member		Member
V. Wayne Williford	Yes	Member	Member	Member			Member
Edwin W. Hortman, Jr.	No	Member	Member			Member
Number of Meetings		12	12	10	4	1	6

(1)	Independent for purposes of the rules of the SEC, the listing standards of Nasdaq and Section 162(m) of the Internal Revenue Code.
(2)	In addition to his Chair role, Mr. Sheldon serves as the financial expert for the Audit Committee.

Each director attended at least 75% of all meetings of the full Board and of those committees on which he served and was eligible to attend in 2011. Additionally, the independent directors met in executive sessions, without any members of management or other employees, four times in 2011. These executive sessions allow the Board to review key decisions and discuss matters in a manner that is independent of management.

The 2011 Annual Meeting of Shareholders was attended by all members of the Board, except Mr. Williford, who was absent due to his daughter’s graduation. Directors are expected to attend annual meetings of shareholders absent exceptional cause.

Identifying and Evaluating Nominees

With respect to the nomination process, the Corporate Governance and Nominating Committee reviews the composition and size of the Board to ensure that it has the proper expertise and independence; determines the criteria for the selection of Board members and Board committee members; plans for continuity on the Board as existing Board members retire or rotate off the Board; establishes criteria for qualifications as independent directors, consistent with applicable laws and listing standards; maintains a file of suitable candidates for consideration as nominees to the Board; reviews Board candidates recommended by shareholders in compliance with all director nomination procedures for shareholders; and recommends to the Board the slate of nominees of directors to be elected by the shareholders and any directors to be elected by the Board to fill vacancies.

The Corporate Governance and Nominating Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential candidates but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. Director candidates will be evaluated based on their financial literacy, business acumen and experience, independence for purposes of compliance with SEC and Nasdaq rules and willingness, ability and availability for service. In addition, the Corporate Governance and Nominating Committee requires that each Board candidate have the highest personal and professional ethics, integrity and values, including respectfulness, honesty and a commitment to teamwork and high standards consistent with the core values of the Company, and consistently exercise sound and objective business judgment. It is also anticipated that the Board as a whole have individuals with significant appropriate senior management or other leadership experience, a long-term and strategic perspective and the ability to advance constructive debate.

The Corporate Governance and Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the members of the Corporate Governance and Nominating Committee consider and discuss diversity, among other factors, with a view toward the role and needs of the Board as a whole. When identifying and recommending director nominees, the members of the Corporate Governance and Nominating Committee generally view diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint and perspective, professional experience, education, skill and other qualities or attributes that together contribute to the functioning of the Board. The Corporate Governance and Nominating Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders.

The Corporate Governance and Nominating Committee has performed a review of the experience, qualifications, attributes and skills of the Company’s current directors and nominees and believes that such persons possess a variety of complementary skills and characteristics, including the following:

•	personal characteristics, including leadership, character, integrity, accountability, sound business judgment and personal reputation;

•	successful business or professional experience;

•	various areas of expertise or experience, including financial, strategic and general management;

•

expertise or experience in various industries, including banking and financial services, hospitality, consumer finance, automotive, construction, planning and engineering, real estate, timber and agricultural;

•	residence in the Bank’s market area;

•	willingness and ability to commit the necessary time to fully discharge the responsibilities of a director in connection with the affairs of the Company; and

•	a demonstrated commitment to the success of the Company.

For a discussion of the specific backgrounds and qualifications of our current directors and nominees, see “Proposal 1 – Election of Directors” in this Proxy Statement.

Although the Corporate Governance and Nominating Committee has authority to retain a search firm or consultant to assist in identifying director candidates, to date no such search firm or consultant has been engaged, and the Company has never received a proposed director candidate from a source outside of the Company. However, the Corporate Governance and Nominating Committee would consider any director candidate proposed by any shareholder of record who has given timely written notice to the Corporate Secretary as required by Article III, Section 2(b) of the Company’s Bylaws. The proposing shareholder’s notice to the Corporate Secretary must set forth the information required by such section, including the director candidate’s name, credentials, contact information and his or her consent to be considered as a director candidate, as well as the proposing shareholder’s own contact information and a statement of his or her share ownership (how many shares held and for how long). To be timely, a proposing shareholder’s notice must be received at the Company’s principal executive office no later than the date determined in accordance with the Company’s Bylaws. There are no differences in the manner in which the Corporate Governance and Nominating Committee evaluates director candidates it identifies and candidates who are recommended for nomination for membership on the Board by a shareholder.

Board Leadership Structure and Role in Risk Oversight

The Company is committed to having sound corporate governance principles and practices, and independent board oversight is valued as an essential component of our corporate governance framework. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except our Chief Executive Officer, are independent. In addition, all of the members of the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent.

The Company currently has an independent, non-executive Chairman separate from the Chief Executive Officer. The Board believes that this structure enhances (i) its oversight of, and independence from, management, (ii) its ability to carry out its role and responsibilities on behalf of the Company’s shareholders, and (iii) the Company’s overall corporate governance. While the Board believes that having an independent Chairman is the most appropriate leadership structure for the Board at this time, the Board retains the flexibility to revise this structure in the future based upon its assessment of the Company’s needs.

The Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board, although the Board and all of its committees are sensitive to risks relating to the Company and its operations. The Audit Committee focuses on financial reporting risk, oversees the entire audit function and evaluates the effectiveness of internal and external audit efforts. It receives reports from management regularly regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems. Through its interaction with the Company’s Senior Risk Officer, the Audit Committee oversees credit risk, market risk (including liquidity and interest rate risk) and operational risk (including compliance and legal risk). Our Senior Risk Officer meets with the Audit Committee as necessary to discuss potential risk or control issues. In addition, our external auditors meet at least quarterly with the Audit Committee in executive session to discuss potential risk and control issues involving the Company. The Audit Committee reports regularly to the full Board, which also considers the Company’s entire risk profile, including additional strategic and reputational risks. While the Board oversees the Company’s risk management, management is responsible for the day-to-day risk management processes. We believe that this division of responsibility is the most effective approach for addressing the risks facing our Company; however, we will continue to re-examine our Board leadership structure on a regular basis, recognizing that different structures may be appropriate in different situations faced by the Company.

Director Reviews and Education

The Board conducts a self-assessment annually, and individual directors are separately evaluated each year in connection with director performance reviews. The Corporate Governance and Nominating Committee reviews and discusses with the Board the results of these annual assessments.

Reflecting our commitment to principles of strong corporate governance in general and director education in particular, in September 2011, Messrs. Hortman, Jeter and Sheldon attended the South Georgia Community Bank Symposium sponsored by the Georgia Bankers Association and Valdosta State University. This seminar, designed specifically for banking executives, directors and key managers, focused on challenges currently faced by the banking industry, with discussion of such topics as the economic outlook for 2012, banking trends, accounting issues and compliance and regulation.

Also, in October 2011, Mr. Ezzell attended the Auburn University Bank Directors’ College sponsored by Jones Walker, Porter Keadle Moore, LLC, Promontory Financial Group, LLC, SunTrust Robinson Humphrey and AloStar Bank of Commerce. The program’s agenda included economic and regulatory updates, as well as a discussion of mergers and acquisitions, risk management, strategic and capital planning and creation of shareholder value.

As we continue to encourage ongoing educational initiatives, the majority of the Board’s monthly meetings now include an educational and strategic session focused on keeping directors informed about legislative and regulatory developments, important banking industry trends and fundamental basics of bank directorship. In addition, our corporate counsel annually updates the Board on corporate governance.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2011, Messrs. Fulp, Jeter and Veal served as members of the Compensation Committee. None of Messrs. Fulp, Jeter or Veal is or has been an officer or employee of the Company.

Communication with the Board and its Committees

Our shareholders may communicate with the Board by directing correspondence to the Board, any of its committees or one or more individual members, in care of the Corporate Secretary, Ameris Bancorp, 310 First Street, S.E., Moultrie, Georgia 31768. The Corporate Secretary will forward such correspondence to whom it is addressed.

COMPENSATION OF DIRECTORS

Effective February 1, 2010 the Board suspended the payment of all fees to directors and committee members, and effective March 1, 2010, this suspension was extended to members of the Company’s community bank boards. The Board revisited this suspension after six months and determined at that time to continue the suspension of fees for the remainder of 2010 and evaluate reinstatement of fees at a future date. The community advisory board fee (a retainer of $300 per member per month paid in arrears) was reinstated in November 2011.

Prior to the suspension of director fees in February 2010, the Company’s directors were entitled to fees of $833 per month for Board service, with the Chairman of the Board receiving an additional $500 per month. Each director was also entitled to $500 for in-person attendance at each regular Board meeting and $250 per conference call meeting. No additional fees were paid for committee meetings held in coordination with regularly scheduled Board meetings. A $200 fee was paid for committee meetings held other than in conjunction with such regular Board meetings. The following table provides a summary of the Company’s director fee schedule in effect during 2010, prior to the suspension of director fees in February 2010.

Board Fee Schedule: Non-employee Directors
Monthly Board Service Fee (Retainer)
Chairman	$1,333
Member	$833
Board and Committee Meeting Fees
Regular Board Meetings	$500
Conference-Call Meetings Held Outside of Regular Board Meetings	$250
Committee Meetings Held Outside of Regular Board Meetings
Audit Committee	$200
Compensation Committee	$200
Corporate Governance and Nominating Committee	$200
Executive Committee	$200

The following Director Compensation Table sets forth the total compensation earned by directors for the fiscal year ending December 31, 2011. Directors who are also named executive officers are not included in the table below. Compensation paid to named executive officers for their service in a director capacity is presented in the supplementary table to the Summary Compensation Table included in this Proxy Statement.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(1)	Total
R. Dale Ezzell	$0	$0	$0	$0	$0	$178	$178
J. Raymond Fulp	$0	$0	$0	$0	$0	$0	$0
Daniel B. Jeter	$0	$0	$0	$0	$0	$0	$0
Robert P. Lynch	$0	$0	$0	$0	$0	$0	$0
Brooks Sheldon	$0	$0	$0	$0	$0	$0	$0
Jimmy D. Veal	$0	$0	$0	$0	$0	$0	$0
V.Wayne Williford	$0	$0	$0	$0	$0	$0	$0

(1)	Reflects payment for lodging and meals for attending director education sessions.

In the fall of 2011, the Board reviewed director compensation for the Company’s peer group and determined it would be appropriate to reinstate director fees. Beginning January 2012, directors became entitled to retainer fees of $1,000 per month for Board service and to $1,000 for in-person attendance at each regular Board meeting. Both fees will be paid at the end of each month. Committee fees were not reinstated for 2012, but the Compensation Committee will continue to evaluate director compensation in the future.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding each executive officer of the Company.

Name, Age and Term as Officer	Position	Principal Occupation for the Last Five Years and Other Directorships

Edwin W. Hortman, Jr., 58 Officer since 2002	President and Chief Executive Officer	President and Chief Executive Officer since January 2005. Director since November 2003. President and Chief Operating Officer from November 2003 through December 2004. Executive Vice President and Regional Bank Executive for Northern Division from August 2002 through November 2003. President, Chief Executive Officer and Director of Citizens Security Bank from April 1998 to November 2003. Director of each subsidiary bank in the Northern Division from September 2002 through March 2004.

Dennis J. Zember Jr., 42 Officer since 2005	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer since February 2005. Senior Vice President and Treasurer of Flag Financial Corporation and Senior Vice President and Chief Financial Officer of Flag Bank from January 2002 to February 2005. Vice President and Treasurer of Century South Banks, Inc. from August 1997 to May 2001.

Andrew B. Cheney, 62 Officer since 2009	Executive Vice President, Banking Group President and Chief Operating Officer	Executive Vice President and Banking Group President of the Company since May 2009. President and Chief Operating Officer of the Bank since December 2010. Regional Executive for Florida and Coastal Georgia from February 2009 to May 2009. Florida Chairman from January 2008 to January 2009 and President from January 2000 to December 2007 with Mercantile Bank.

Jon S. Edwards, 50 Officer since 1999	Executive Vice President, Chief Credit Officer and Director of Credit Administration	Executive Vice President and Chief Credit Officer since July 2011. Executive Vice President and Director of Credit Administration since May 2005. Executive Vice President and Regional Bank Executive for Southern Division from August 2002 through April 2005. Director of Credit Administration from March 1999 to July 2003. Senior Vice President from March 1999 to August 2002. Director of each subsidiary bank in the Southern Division from September 2002 through April 2005.

Cindi H. Lewis, 58 Officer since 1987	Executive Vice President, Chief Administrative Officer and Corporate Secretary	Chief Administrative Officer since May 2006, Executive Vice President since May 2002 and Corporate Secretary since May 2000. Director of Human Resources from May 2000 to May 2006 and Senior Vice President from May 2000 to May 2002.

Stephen A. Melton, 61 Officer since 2011	Executive Vice President and Chief Risk Officer	Executive Vice President and Chief Risk Officer since October 2011. Chief Executive Officer of Columbus Bank and Trust Company from 2010 to February 2011. President and Chief Executive Officer of Columbus Bank and Trust Company from 1998 to 2010. Regional Chief Executive Officer of Synovus Financial Corporation from 1998 to February 2011. Director of Columbus Bank and Trust Company from 1993 to February 2011 and Director of Synovus Trust Company from 2006 to February 2011.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis may contain statements regarding future individual and Company performance targets or goals. We have disclosed these targets or goals in the limited context of the Company’s compensation programs; therefore, you should not take these statements to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply such statements in other contexts.

This Compensation Discussion and Analysis is intended to assist our shareholders in understanding the Company’s compensation programs. It presents and explains the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our Chief Executive Officer, Chief Financial Officer and other individuals included in the Summary Compensation Table (collectively, “named executive officers”) for 2011. Specifically, this Compensation Discussion and Analysis addresses the following:

•	our compensation philosophy and the objectives of our compensation programs;

•	what our compensation programs are designed to reward;

•	our process for determining executive officer compensation, including:

•	the role and responsibility of the Compensation Committee;

•	the role of the Chief Executive Officer and other named executive officers;

•	the role of compensation consultants; and

•	benchmarking and other market analyses;

•	elements of compensation provided to our executive officers, including:

•	the purpose of each element of compensation;

•	why we elect to pay each element of compensation;

•	how we determine the levels or payout opportunities for each element; and

•	decisions on final payments for each element and how these align with performance; and

•	other compensation and benefit policies affecting our executive officers.

Compensation Philosophy and the Objectives of Our Compensation Programs

The Compensation Committee believes that the most effective compensation programs strive to accomplish the following objectives:

•	aligning the interests of the employee with those of the Company’s shareholders;

•	attracting and retaining talented individuals and top performers; and

•	motivating performance toward the achievement of short-term and long-term goals.

To meet these objectives, the Compensation Committee has carefully structured the Company’s compensation programs in the following manner:

•

base compensation levels benchmarked to and competitive with the 50th percentile of market, defined in terms of geography, company type and company size, with actual base pay varying in a normal range around the 50th percentile based on individual performance;

•

where not restricted by regulation, annual incentive compensation that varies in a consistent manner with the achievement of both individual performance objectives and the financial results of the Company;

•	long-term incentive compensation (equity) based on retention and the achievement of longer-term (minimum three-year) financial and strategic goals;

•	executive benefits that are meaningful, competitive and comparable to those offered by similar organizations; and

•

an appropriate balance between base pay, short-term incentives, long-term incentives and benefits that provides total compensation at a percentile of market compensation levels that approximates the Company’s performance relative to its regional peers.

In designing and administering the Company’s executive compensation program, the Compensation Committee strives to maintain an appropriate balance across all of the various compensation elements, realizing that at times some objectives may be more difficult to achieve than others, or even in conflict with others. In addition, external factors, such as the unanticipated downturn in the economy continuing through 2012 or legislative changes impacting executive compensation, may impact the effectiveness of existing approaches to executive compensation. Such events require ongoing monitoring and a careful reconsideration of existing approaches by the Compensation Committee. On an annual basis the Compensation Committee carefully evaluates and, where appropriate, makes decisions and adjustments to future compensation programs to consistently implement the strategic objectives of executive compensation.

While, as described below, our participation in the Troubled Asset Relief Program (“TARP”) of the United States Department of the Treasury (the “Treasury”) restricts the Company from using cash incentives, we are not attempting to make up this difference with guaranteed base salaries because we intend to re-institute cash bonus or incentive pay once the Company is no longer subject to TARP-related compensation restrictions.

What Our Executive Compensation Program is Designed to Reward

Our executive officers’ compensation program uses different components to reward different performance considerations. Base salary is provided to reward each executive for daily contributions and the application of his or her knowledge, experience and talent to the success of the Company. Base salary is also a reflection of the external value of each executive’s position in the job market and the internal value of his or her assigned roles and responsibilities to the success and ongoing viability of the Company.

Annual incentives are provided, when not restricted by regulation, to focus performance on the key strategic short-term objectives defined and established on an annual basis. These incentives are strongly linked to the success of achieving annual goals and provide each executive with cash rewards commensurate with the Company’s annual performance and the Board’s assessment of the executive’s personal performance. As a result of compensation limitations applicable to the Company because of its participation in TARP, we were unable to incorporate annual cash-based incentive pay into our compensation program for named executive officers in 2011. Despite the suspension of our cash-based incentive plan, the Compensation Committee and executive management continued to focus careful attention on identifying key annual performance priorities and monitoring progress and results.

Long-term incentives reward executives for the longer-term success of the Company. Historically, the Company provided long-term incentives in the form of stock options and restricted stock with both time-based and performance-based vesting provisions. This equity-based compensation rewards executives for the long-term performance of the Company and maintains the alignment between executive compensation levels and shareholder value. As the value of the stock held by shareholders increases, the value of the equity-based long-term incentives provided to each executive increases. Conversely, as shareholder value declines, the value of the equity awards vesting for each executive declines. As a result of TARP limitations, however, the Company is prohibited from using stock options as incentive compensation and is limited in its ability to use restricted stock, which may not exceed one-third of total compensation for a named executive officer.

Benefits provided to each executive officer are in line with our broad-based employee benefits, which meet basic health and welfare needs. Perquisites for our executives remain conservative and primarily serve to enhance our executives’ business development activities.

TARP Compensation Requirements

On June 10, 2009, the Treasury published an interim final rule, which became effective June 15, 2009, applicable to the Company and other financial institutions participating in the Capital Purchase Program under TARP with respect to executive compensation and corporate governance standards imposed by the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”). On November 21, 2008, the Company received $52 million in TARP funds by issuing to the Treasury preferred stock and a warrant exercisable for shares of Common Stock. The following summary addresses certain requirements that are applicable to the Company under EESA as a TARP recipient for so long as any obligation arising from funds provided to the Company remains outstanding under TARP (the “TARP period”).

For purposes of EESA, “Senior Executive Officers” (“SEOs”) are the top five most highly compensated executives of a public company whose compensation is required to be disclosed pursuant to SEC regulations, which for the Company will generally be the same individuals as those comprising the named executive officers presented in this Proxy Statement or future proxy statements. The requirements related to executive compensation are as follows:

•

Limits on Incentive Compensation – The scope of limits on incentive compensation vary based upon the amount of funds received under TARP. In our case, we are prohibited from paying or accruing any bonus, retention award or incentive compensation for any of our SEOs. This prohibition does not apply (i) to any bonus payments required to be paid pursuant to a written employment agreement executed on or before February 11, 2009; or (ii) to the granting of long-term restricted stock or restricted stock units, provided that such restricted stock and units do not fully vest during the TARP period and are not awarded on an annual basis at a value exceeding one-third of the covered employee’s total annual compensation.

•

Prohibition on Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks – This restriction prohibits the participating financial institution from providing incentive compensation arrangements that encourage SEOs to take unnecessary and excessive risks that threaten the value of the financial institution. Treasury regulations also require the institution’s compensation committee to review SEO incentive compensation arrangements with its senior risk officers to ensure that the SEOs are not encouraged to take such risks. The regulations require the institution’s compensation committee to meet at least semi-annually with its senior risk officers to discuss and review the relationship between its risk management policies and practices and the SEO incentive compensation arrangements. The Compensation Committee has performed all required reviews, and its conclusions are included in its report in this Proxy Statement. The Company has never knowingly provided incentives that encouraged SEOs to take unnecessary and excessive risks that threaten the value of the Company.

•

Clawback on Incentive Compensation – Compensation plans must provide for the recovery of any bonus, retention award or incentive compensation paid to SEOs and the next 20 most highly compensated employees (up to a total of 25 employees) that were based upon financial statements or other criteria that are later found to be materially inaccurate. In addition, compensation plans that would encourage manipulation of reported earnings to enhance the compensation of any employee are prohibited.

•

Limit on Tax Deduction – This provision of EESA limits the tax deduction for compensation paid to any SEO to $500,000 annually. This provision of EESA amended Section 162(m) of the Internal Revenue Code by adding Section 162(m)(5), which sets forth the $500,000 deduction limit. In addition, prior to the amendment, certain performance-based compensation paid under shareholder-approved plans did not count toward such deduction limit. EESA and Section 162(m)(5) eliminate that exclusion for the Company.

•

Prohibitions on Golden Parachutes – TARP recipients are prohibited from making any golden parachute payments to SEOs and the next five most highly compensated employees (up to a total of ten employees). Golden parachute payments are defined as any payment for departure from a company for any reason, except for payments for services performed or benefits accrued. In addition, any amount due upon a change in control event of a TARP recipient, as well as the acceleration of vesting due to a departure or a change in control event, is treated as a golden parachute payment. The estimated impact of this prohibition on our named executive officers is set forth in the portion of this Proxy Statement titled “Potential Payments Upon Termination or Change in Control.”

•

Limitations on Luxury Expenditures – A TARP recipient must have a policy regarding excessive or luxury expenditures, including entertainment or events, office and facility renovations, aviation or other transportation services, and other activities or events that are not reasonable expenditures for staff development or reasonable performance incentives. The Company has adopted a policy on excessive or luxury expenditures, which is available on its website at www.amerisbank.com. For more details on the extent of perquisites and other expenditures provided to our SEOs, see the supplementary table on perquisites which follows the Summary Compensation Table below.

•

Prohibition of Tax Gross-Ups – TARP recipients are prohibited from providing “gross ups” to any SEO and the next 20 most highly compensated employees. This requirement prohibits the reimbursement of taxes owed on any compensation, such as golden parachutes and perquisites.

•

Non-Binding Advisory Proposal on Executive Compensation – As required by ARRA, the Board authorized a non-binding advisory shareholder vote on the Company’s executive compensation plans, programs and arrangements. This proposal is included in this Proxy Statement.

Each of our SEOs and other affected employees has executed an agreement that reduces his or her compensation and other benefits, and includes appropriate clawback provisions, to the extent necessary to comply with EESA and ARRA requirements. These agreements will remain in effect throughout the TARP period.

Compensation Program Risk

The Company also reviews its compensation policies and practices in accordance with SEC guidance to identify instances in which its compensation plans may encourage participants to take risks that are reasonably likely to have a material adverse effect on the Company. This review extends to our senior executive officers as well as all other employees. With the assistance of the Company’s Senior Risk Officer and Matthews, Young – Management Consulting (“Matthews Young”), the compensation consultants engaged directly by the Compensation Committee, we conducted a comprehensive review of the purpose of each short-term and long-term compensation plan, eligible participants in each plan, how we assigned administrative authority for each plan, categories of performance measures in each plan and incentive award opportunity levels.

We conducted this assessment in a manner consistent with our compensation risk assessments performed in compliance with TARP regulations. For each compensation plan, we reviewed a broad range of specific risk elements, rated the level of relative risk for each element, and identified and took action to eliminate or mitigate risk wherever appropriate in each plan. In addition, Matthews Young reviewed the competitiveness and mix of compensation elements in our overall executive compensation program and reported to the Compensation Committee during the fourth quarter of 2011. As a result of our review, we determined that (i) there is sufficient balance in our overall compensation mix given TARP-related compensation restrictions; (ii) executive officer base salaries are appropriately competitive without need to receive a high level of bonus or incentive in order to earn adequate cash compensation; (iii) our use of equity grants as long-term incentives provides an effective and balanced focus between short- and long-term objectives; and (iv) the Company’s compensation policies, plans and practices do not encourage unnecessary or unreasonable risk taking and do not encourage executives or employees to take risks that are reasonably likely to have an adverse effect on the Company.

Process for Determining Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee administers the Company’s executive compensation program. During 2011, the Compensation Committee consisted of J. Raymond Fulp (Chairman), Daniel B. Jeter and Jimmy D. Veal. The members of the Compensation Committee all qualify as independent, outside members of the Board in accordance with the requirements of Nasdaq, current SEC regulations and Section 162(m) of the Internal Revenue Code.

The Compensation Committee is responsible for all compensation decisions for the Chief Executive Officer and the other named executive officers. The Compensation Committee annually reviews the levels of compensation along with the performance results on goals and objectives relating to compensation for the named executive officers. Based on this evaluation, the Compensation Committee makes decisions related to our executive compensation program with final approval by the Board.

Additionally, the Compensation Committee periodically reviews our incentive plans and other equity-based plans. The Compensation Committee reviews, adopts and submits to the Board any proposed arrangement or plan and any amendment to an existing arrangement or plan that provides or will provide benefits to the executive officers collectively or to an individual executive officer. The Compensation Committee has sole authority to retain and terminate compensation consultants and other advisors as it deems appropriate.

Role of the Executive Officers

The Chief Executive Officer, with the assistance of the Company’s Chief Administrative Officer, annually reviews the performance of the other named executive officers, after which the Chief Executive Officer presents his conclusions and recommendations to the Compensation Committee for approval. The Compensation Committee has absolute discretion as to whether it approves the recommendations of the Chief Executive Officer or makes adjustments, as it deems appropriate. The Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer may also work with the Compensation Committee to gather and compile data needed for benchmarking purposes or for other analysis conducted by the Compensation Committee’s independent consultants and advisors.

Role of Compensation Consultant

In making compensation decisions for 2011, the Compensation Committee engaged Matthews Young to conduct an overall compensation review for the Company’s top executive employees, including the named executive officers. The Compensation Committee also worked with Matthews Young in the review and analysis of risk in the Company’s compensation programs. Matthews Young, working in conjunction with our Senior Risk Officer, provided a comprehensive risk assessment of compensation programs throughout the Company. Matthews Young reported directly to the Compensation Committee in connection with this engagement.

Both the Board and the Compensation Committee received assistance with the proxy disclosure process from Matthews Young. Throughout the disclosure process, Matthews Young coordinated the collection of compensation data, policies and plans with the Board, the Compensation Committee and senior management of the Company.

It is our policy that all compensation consulting firms retained by the Board and the Compensation Committee be fully independent entities and that each report directly to the Board and/or the Compensation Committee, as appropriate. No services were provided by any compensation consulting firm other than the foregoing compensation consulting services, and consulting fees did not approach or exceed $120,000 in fiscal 2011.

Benchmarking

In October 2011, the Compensation Committee, in conjunction with Matthews Young, conducted an overall review of the Company’s executive compensation program. As part of this review, the peer group of 26 banks used in the prior benchmarking analysis completed in 2010 was analyzed and updated. Consistent with prior year updates, we again considered a range of relevant factors, including SEC reporting status, national exchange listing, state in which headquarters are located, organizational size (including states in which operations are conducted, number of offices and size of workforce), balance sheet size (including assets and capitalization) and market capitalization, as well as total net revenues, asset quality and overall financial strength. In updating our peers for 2011, we narrowed the size range of the peer group so that all peers fell well within the range of half to twice our size with respect to assets, equity and total net revenue. As a result of this comprehensive analysis, we removed ten banks from our list (by more narrowly defining the size range and, in some cases, by eliminating peers that were underperforming the industry or those with weakened financial strength). Using these same criteria, we added nine new peers.

The resulting peer group, with additions shown in italics, is shown below.

Bank of the Ozarks ( Little Rock, AR)	Renasant Corporation (Tupelo, MS)

Home BancShares, Inc (Conway, AR)	First Bancorp (Troy, NC)

Simmons First National Bank (Pine Bluff, AR)	Sun Bancorp Inc (Vineland, NJ)

Capital City Bank Group (Tallahassee, FL)	SCBT Financial Bankshares, Inc. (Columbia, SC)

Centerstate Banks Inc. (Davenport, FL)	Southside Bancshares, Inc. (Tyler, TN)

State Bank Financial Corp (Atlanta, GA)	Cardinal Financial Corp (McLean, VA)

Heartland Financial USA Inc (Dubuque, IA)	First Community Bancshares, Inc. (Bluefield, VA)

First Merchants Corp (Muncie, IN)	StellarOne Corporation (Charlottesville, VA)

Community Trust Bancorp, Inc. (Pikeville, KY)	TowneBank (Portsmouth, VA)

Republic Bancorp, Inc. (Louisville, KY)	Union First Market Bankshares Corp (Richmond, VA)

SY Bancorp Inc (Louisville, KY)	Virginia Commerce Bancorp, Inc. (Arlington, VA)

Sandy Spring Bancorp, Inc. (Olney, MD)	City Holdings CO (Cross Lanes, WV)

Great Southern Bancorp( Springfield, MO)

For each of our named executive officers, we selected peers with comparable titles and areas of responsibilities (e.g., matching the Company’s Chief Financial Officer with the Chief Financial Officer position in each of the peer banks). The peer group comparison provided the primary market data upon which we determined the market standing of our executive compensation levels. The table below provides a summary of how each named executive officer was benchmarked to the Company’s peers.

Name	Title	Peer Comparison
Edwin W. Hortman, Jr.	President and CEO	CEO
Dennis J. Zember Jr.	EVP and CFO	CFO
Andrew B. Cheney	EVP, Banking Group President and COO	Chief Banking Officer
Jon S. Edwards	EVP, CCO and Director of Credit Administration	Chief Credit Officer
Cindi H. Lewis	EVP, CAO and Corporate Secretary	CAO and Top HR Executive

Say-on-Pay

The Committee attempts to balance the interests of shareholders, regulators and other interested parties. Since 2009, we have provided an annual say-on-pay advisory vote regarding executive compensation. In 2011, more than 96% of all votes cast were cast in favor of the compensation of our named executive officers. We did not make any changes to our executive compensation policies as a result of past say-on-pay votes.

Elements of Compensation

Total direct compensation typically includes cash, in the form of base salary and annual incentives, and long-term equity incentives. The Compensation Committee evaluates the mix between these elements based on the pay practices of comparable companies. The Compensation Committee strives to be fully informed in its determination of the appropriate compensation mix and award levels for the named executive officers, including consideration of publicly available information and the retention of compensation consultants when deemed appropriate. The Compensation Committee’s guiding principles of fairness to employees, retention of talented executives and fostering improved Company performance guide all of its compensation decisions. As a participant in TARP, the Company is required to adhere to specific parameters limiting the forms of compensation we provide and, in some cases, the levels of such compensation. With respect to the named executive officers, the elements of compensation used during 2011 include the following:

•	base salary;

•	long-term equity awards;

•	retirement benefits;

•	health and insurance benefits; and

•	perquisites.

Unlike years prior to 2009, we were unable to incorporate annual cash incentives linked to performance goals in our named executive officer compensation program in 2011. As discussed above, based upon our level of funding received, TARP regulations prohibit the use of this form of compensation for our top five most-highly compensated employees. Outstanding grants of stock option awards were made prior to the adoption of TARP restrictions prohibiting stock option grants, and no further option grants were awarded to executive management after such limitations became effective.

Under TARP regulations, the compensation requirements limiting the use of annual incentive pay and stock options applied only to our five most-highly compensated employees. To maintain a consistency and sense of fairness in our approach to compensation, we applied these TARP compensation limits to all of our executive management team. Following is a discussion of each element of compensation used in 2011 for our named executive officers, including the purpose of each element of compensation, why we elect to pay each element of compensation, how each element of compensation was determined by the Compensation Committee and how each element and our decisions regarding the payment of each element relate to our goals.

Base Salary

It is the Company’s philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations based on each employee’s experience, performance and any other unique factors or qualifications. Generally, the Company has chosen to position cash compensation in a range around market median levels in order to remain competitive in attracting and retaining executive talent. The range is also benchmarked, and employees are paid within the market median benchmarked range based on their unique situation. The allocation of total cash compensation between base salary and annual bonus (when not restricted by TARP regulations) is based on a variety of factors. In addition to the market positioning of the base salary and the mix of total compensation, the Compensation Committee also takes into consideration the following:

•	the executive’s performance;

•	the performance of the Company;

•	the performance of the individual business or corporate function for which the executive is responsible;

•	the nature and importance of the position and role within the Company;

•	the scope of the executive’s responsibility; and

•	the current compensation package in place for the executive, including the executive’s current annual salary and potential bonus awards under the Company’s bonus plan.

In the following table, we summarize the changes in base compensation made during 2011. Due to the economic environment and the corresponding impact of the economy on the Company’s performance, we offered no merit-related base salary increases to any of our named executive officers.

Named Executive Officer	2010 Base Salary	2011 Base Salary	Merit Increase	Market Adjustment	Promotion Increase	Total Adjustment
Edwin W. Hortman, Jr.	$400,000	$400,000	0.00%	0.00%	0.00%	0.00%
Dennis J. Zember Jr.	$215,000	$215,000	0.00%	0.00%	0.00%	0.00%
Andrew B. Cheney	$290,000	$290,000	0.00%	0.00%	0.00%	0.00%
Jon S. Edwards	$176,500	$195,000	0.00%	0.00%	10.48%	10.48%
Cindi H. Lewis	$145,000	$145,000	0.00%	0.00%	0.00%	0.00%
Totals for All Named Executive Officers	$1,226,500	$1,245,000				1.51%

In response to the compensation limitations imposed upon TARP recipients, a number of companies have chosen to substantially increase base salaries or to provide additional base pay compensation in the form of salary stock. We chose in 2011 to keep our base salaries consistent with the prior year and have not pursued these courses of action to supplement base pay levels. When our TARP obligations have been repaid, the Compensation Committee will reassess the levels and mix of cash compensation.

Based on the analysis and peer benchmarking conducted by Matthews Young, 2011 base salaries for all of our named executive officers fall within a range that is competitive with the market median (±10% of the market median). Salaries for each individual named executive officer ranged from -10% to +5%, with an overall average for the entire group of -3% of market median (50th percentile).

Annual Incentives

Annual incentives are normally provided to the executive officers through the Company’s Annual Incentive Compensation Plan (the “AIP”). Annual incentives are primarily designed to focus the executive officers on our goals for a particular year and to reward executive officers upon achievement of those goals. The Compensation Committee believes that a formalized plan, with specifically defined and clearly communicated goals, helps strengthen the link between pay and performance.

As a result of TARP restrictions, the named executive officers are ineligible to receive such performance-based annual incentive compensation if paid in cash. Although we did not provide our executive officers with the opportunity to earn performance-based incentive compensation during 2011, we strongly believe in the value of strategic planning and setting performance goals for our executive officers and all other employees.

For 2011, several compensation plans, including the AIP, were suspended. For 2012, the Compensation Committee will review plans and plan features to determine whether any plans should be reactivated and/or updated.

Long-Term Equity Awards

The Compensation Committee believes that the Company’s executive compensation program should include a significant equity-based component because this best aligns the interests of our executives with those of the Company’s shareholders. For purposes of retention, the Compensation Committee believes that the equity-based compensation should have meaningful conditions to encourage valued employees to remain with the Company.

The Company’s officers and certain other employees may participate in the Company’s shareholder-approved 2005 Omnibus Stock Ownership and Long-Term Incentive Plan (the “2005 Plan”). The 2005 Plan was set forth as Appendix A to the Company’s Definitive Proxy Statement for the Company’s 2005 annual meeting of shareholders. Awards may be granted under the 2005 Plan from time to time and may be in the form of qualified or nonqualified stock options, restricted stock, stock appreciation rights, long-term incentive compensation units consisting of a combination of cash and Common Stock or any combination thereof within the limitations set forth in the 2005 Plan. As discussed above, under current TARP regulations, as of February 11, 2009, the Company was limited to the use of restricted stock at a level not to exceed one-third of a named executive officer’s total compensation for the year.

The 2005 Plan provides that awards may be made for ten years from its effective date of March 10, 2005. The 2005 Plan is administered by the Compensation Committee, which selects eligible employees to participate in the 2005 Plan and determines the type, amount and duration of all individual awards. Prior to the adoption of the 2005 Plan, equity awards were granted pursuant to the ABC Bancorp Omnibus Stock Ownership and Long-Term Incentive Plan that was adopted in 1997 and which now is operative only with respect to the exercise of options that remain outstanding under such plan.

The Compensation Committee carefully considers the following factors when determining the type and amount of equity to award:

•	prior awards issued to the executive officer;

•	the current amount and intrinsic value of unvested equity held by the executive officer;

•	current number of shares owned by the executive officer;

•	proportion of total compensation on an annual basis consisting of equity awards;

•	market data on the median level of equity awarded to comparable positions; and

•	compliance with Treasury regulations applicable to TARP participants.

Equity awards provided to our named executive officers under the 2005 Plan have historically consisted of annual awards of incentive stock options, restricted stock grants or a blend of both. Vesting schedules applied to these awards ranged from three- to five-year periods. Between 2005 and 2007, all equity awards to our named executive officers were granted with performance conditions applied in addition to time-based requirements. The intent of applying performance vesting provisions was two-fold – first to increase the ability to drive performance with equity awards beyond the innate performance nature of equity, and second, to provide the Company with the ability to reverse the expense associated with certain equity grants should performance goals fail to be achieved. The drawback of the approach is that performance-vesting on all equity awards leads to the possible risk of the officers holding no actively vesting awards and thereby leaving nothing of value behind should they choose to voluntarily resign from the organization. In such event, the equity grants lose all possible retention value.

In 2011, we continued our use of performance vesting option grants and restricted stock to maintain the balance of short-term and long-term compensation in our executive compensation program. All such equity grants were made in compliance with TARP restrictions regarding the use of equity compensation.

The 2011 grants of time-vesting restricted stock provide the Company with a balance between employee motivation and retention. In addition to the requirement of future service, these grants encourage rigorous attention to long-term performance since shares not fully transferable to the executive until the Company has repaid TARP funds. The levels of the awards provided to each named executive officer were based on a compensation analysis conducted by Matthews Young and were targeted to provide equity levels comparable to peers at the market median for these positions. TARP requirements were adhered to with respect to the types of equity awards used and the amounts of equity granted.

In addition to the equity awards granted to our named executive officers, 2011 performance results impacted the vesting of prior awards granted with performance vesting provisions. As discussed above, the challenging economic climate provided few opportunities for improvement in quantitative performance measures from the standpoint of both the Company as a whole and each individual named executive officer.

Perquisites

The Company provided a company car and club membership in 2011 to certain executive officers. The aggregate cost of all perquisites for all of our named executive officers was approximately $31,000. No individual named executive officer received a total value of perquisites in excess of $14,700 during 2011. Additional details on perquisites are provided in a supplementary table to the Summary Compensation Table included in this Proxy Statement.

We view certain perquisites as being beneficial to the Company, in addition to being directly compensatory to the executive officers. For example, the club memberships are regularly used in the general course of our business, such as for business meetings and entertaining. Company cars provided to executive officers are used primarily for business purposes. In addition, these perquisites, as a minor expense to the Company, provide a useful benefit in our efforts to recruit, attract and retain top executive talent.

Retirement Benefits

We do not have a defined benefit pension plan or a nonqualified deferred compensation plan. However, executive officers are eligible to participate in our 401(k)/profit sharing retirement plan, which is a Company-wide, tax-qualified retirement plan. The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement. We sponsor this plan to help employees in all levels of the Company save and accumulate assets for use during their retirement. As required, eligible pay under this plan is capped at Internal Revenue Code annual limits. The Company offers a discretionary match to employee contributions based upon the performance of the Company and subject to the approval of the Board. Company contributions to the 401(k)/profit sharing plan vest in equal annual installments over a five-year period. However, due to the Company’s financial performance, the Company’s matching contributions were suspended during 2010 and 2011.

In addition, we also provide our employees with an employee stock purchase plan, which provides the employee with the opportunity to purchase shares of Common Stock via payroll deduction. The minimum purchase is $50, and the plan does not provide discounts or look-back features. The plan covers the administrative costs involved in the purchase of the stock.

Health and Welfare Plans

The named executive officers are eligible to participate in Company-sponsored benefit plans on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and their family members. Health benefits also include a Section 125 plan or a health savings account to provide for pre-tax deferral for non-reimbursable health expenses. The cost of Company-sponsored benefit plans is negotiated with the providers of such benefits, and the executive officers contribute to the cost of the benefits.

Total Compensation

The allocation of total compensation between base salary, annual bonus, long-term (equity) compensation and other compensation is based on a variety of factors. The Compensation Committee considers a combination of the executive’s performance, the performance of the Company and the individual business or corporate function for which the executive is responsible, the nature and importance of the position and the executive’s role within the Company. TARP constraints regarding the use of annual incentive compensation, stock options and the amount of restricted stock permissible for our named executive officers notably altered our mix of compensation elements for 2011.

In years prior to 2009, the Company incorporated a significant portion of each named executive officer’s compensation in the form of annual incentives. The annual incentive plan provided a strong link between executive compensation and shareholder interests through the use of performance measures such as earnings per share. As discussed above, in 2011, as a result of TARP limitations, our executive compensation program consisted primarily of base salary and permissible levels of restricted stock awards. Annual cash incentive plans remained suspended in 2011.

In 2011, the total compensation of our named executive officers remained relatively flat overall and decreased slightly for Messrs. Hortman and Zember. The total compensation reflected the current economic environment and the existing regulations of the Treasury for participants in TARP.

Cash compensation (the sum of base salary, cash bonus, annual cash incentives and “other compensation”) has remained generally flat over the past three years, with slight decreases in annual cash compensation during the three-year time period. As discussed, this is primarily a result of restrictions on annual cash incentives, the current economy and the Company’s decision to suspend incentive plans.

The primary change in total compensation levels is attributable to an increase in the use of equity compensation over the past three years, primarily in the form of restricted stock.

The following chart presents the actual pay mix results from 2009 through 2011 for each of our named executive officers. As discussed above, our compensation philosophy is to maintain a significant equity-based component as a part of our executive compensation program because this best aligns the interests of our executives with those of our shareholders. For purposes of retention, the Compensation Committee believes that equity-based compensation should have meaningful conditions to encourage valued employees to remain with the Company. In 2011, the Compensation Committee awarded equity grants to maintain the alignment of our executive compensation levels with the Company’s compensation philosophy and maintain market competitive levels of equity and total compensation.

Stock Ownership Requirements

To further ensure that the long-term interests of the Company’s senior management are aligned with those of the Company’s shareholders, the named executive officers, as well as the Company’s directors and other officers, are required by the Company’s stock ownership guidelines to acquire and maintain a specified investment in the Company. Our current guidelines require our directors to own 7,500 shares of stock, with a five-year period provided to attain this level of ownership. We require our named executive officers to own stock with a book value (determined as of the end of the first quarter of each year) equivalent to three times the executive’s base salary. Newly hired or promoted executives are provided a five-year time frame to meet this ownership requirement.

The Board and the Corporate Governance and Nominating Committee review our stock ownership guidelines annually. During the annual review conducted in June 2011, it was determined that the existing guidelines would be modified by an additional one year, with the result that all ownership requirements should be met by July 1, 2016.

Insider Trading Policy

The Board has adopted an insider trading policy statement. The provisions of this policy expressly prohibit directors, officers and other employees from trading, either directly or indirectly, in securities of the Company after becoming aware of material nonpublic information related to the Company. To further ensure adherence with this policy, guidelines have been established for blackout periods and for appropriate disclosure of internal information to external parties. The insider trading policy provides guidance as to what constitutes material information and when information becomes public. The insider trading policy addresses transactions by family members and under Company plans, as well as other transactions which may be prohibited, such as short-term trading, short sales, publicly trading in options, hedging transactions, margin purchases and post-termination transactions. The policy discusses the consequences of an insider trading violation, additional trading restrictions and certain reporting requirements applicable to directors, officers and designated key employees. The policy requires all senior officers, including all named executive officers, to provide written certification of their understanding of, and intent to comply with, the policy.

Policy on Stock Options Repricing

Stock options are granted at the fair market value of a share of Common Stock on the date of grant and are not subject to repricing.

Policy on Timing of Stock Option Awards

The timing of stock awards under an established plan must be consistent with program guidelines. In every instance, the Board will approve any stock award prior to the granting of such an award. Stock option awards must be approved by the Board and should always be dated subsequent to the date of Board approval.

Tax Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s Chief Executive Officer and the four other most highly compensated executive officers.

In connection with the compensation of our named executive officers, the Compensation Committee is aware of Section 162(m) as it relates to deductibility of qualifying compensation paid to our named executive officers. To date, this provision has had no effect on the Company because no officer of the Company has received $1.0 million in applicable remuneration in any year. In addition, the Compensation Committee believes that compensation earned for 2011 does not exceed the deductibility limitations on non-excluded compensation to our named executive officers.

TARP participants are subject to additional provisions under Section 162(m)(5) of the Internal Revenue Code, which limit the deduction of compensation to $500,000 per year for SEOs. Compensation covered by this limitation is more broadly defined than that for purposes of Section 162(m) generally and includes incentive compensation and deferred compensation. This provision applies to the Company throughout the TARP period. The Compensation Committee gives strong consideration to the deductibility of compensation in making its compensation decisions for executive officers, while balancing the goal of maintaining an executive compensation program that will enable the Company to attract and retain qualified executives with the goal of maximizing the creation of long-term shareholder value.

Employment Agreements

We currently maintain an employment agreement with each of our named executive officers. The employment agreements provide for the payment of severance to the executive officer upon a termination by the executive for “good reason” (as defined) in connection with a Change of Control (as defined). Payments are not provided with respect to other termination events. We do not maintain a separate severance plan for our executive officers. Severance benefits for our executive officers are limited to those set forth in the executive officer’s employment agreement. We provide details on the estimated payments associated with a qualifying termination in connection with a Change of Control in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control.”

Set forth below are the general terms and conditions of each employment agreement applicable to our named executive officers. Under current TARP regulations, no payment associated with a termination from employment may be provided to an SEO, and no acceleration of vesting is permitted in connection with unvested equity held by an SEO upon termination of employment. In addition, the accrual or payment of annual incentives is also prohibited for these employees by TARP regulations. All of our named executive officers provided written acceptance of TARP restrictions applicable to the terms presented in the following agreements.

General Agreement Provisions

All agreements limit severance benefits to a termination of employment by the executive for good reason in association with a Change of Control and cap payments with respect to Section 280G of the Internal Revenue Code. The following summarizes the definition of good reason as set forth in the agreements:

•

a change in the executive’s reporting responsibilities, titles or offices or any removal of the executive from, or any failure to re-elect the executive to, any of the executive’s positions held which has the effect of diminishing the executive’s authority or responsibility;

•	a reduction in base salary or change in bonus opportunity or incentive performance plan criteria adversely affecting the executive;

•	requiring the executive to relocate (either outside of the state or outside a 50-mile radius of current executive offices);

•	a failure to continue health, welfare and benefit plans without a replacement, or to reduce the existing benefits under such plans; or

•	adversely altering the physical conditions of the workplace.

Each agreement specifies term, position and duties, salary and bonus/incentive eligibility, benefits, perquisites, expense reimbursement and vacation. In addition, each agreement includes non-compete and non-solicit covenants. Following are certain details with respect to each agreement.

Individual Employment Agreement Provisions

Edwin W. Hortman, Jr. – President and Chief Executive Officer

The Company entered into an executive employment agreement with Mr. Hortman effective as of December 31, 2003 (the “Hortman Employment Agreement”), pursuant to which Mr. Hortman agreed to serve as the President and Chief Executive Officer of the Company for a continuously (on a daily basis) renewing, three-year period until such time as either party gives written notice to the other party not to extend the term of the Hortman Employment Agreement beyond the date that is three years after the date specified in such notice. Notwithstanding any notice not to so extend, the term of the Hortman Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control of the Company. The Hortman Employment Agreement, which automatically terminates when Mr. Hortman attains age 65, provides that Mr. Hortman will receive a minimum base salary of $250,000. Mr. Hortman’s base salary is currently $400,000.

In addition, the Hortman Employment Agreement provides that Mr. Hortman is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the President and Chief Executive Officer of the Company. The Hortman Employment Agreement further provides that, in the event of termination of Mr. Hortman’s employment with the Company, the Company will pay to Mr. Hortman his current base salary and annual bonus through the date of termination and, if he terminates his employment for “good reason” within 12 months after a Change of Control, his base salary and a bonus in an amount determined pursuant to the terms of the Hortman Employment Agreement for three additional 12-month periods.

Upon a termination of Mr. Hortman’s employment under certain circumstances, Mr. Hortman will have the opportunity for a period of 90 days following the date of such termination to exercise all of his outstanding stock options at the exercise prices thereof. The Hortman Employment Agreement also includes certain restrictive covenants that limit Mr. Hortman’s ability to compete with the Company for a period of one year after termination or divulge certain confidential information concerning the Company for a period of two years.

Dennis J. Zember Jr. – Executive Vice President and Chief Financial Officer

The Company entered into an executive employment agreement with Mr. Zember effective as of May 6, 2005 (the “Zember Employment Agreement”), pursuant to which Mr. Zember agreed to serve as Executive Vice President and Chief Financial Officer of the Company for an initial term of two years, which initial term is automatically renewed for additional consecutive two year terms unless timely notice of non-renewal is given by either the Company or Mr. Zember. Notwithstanding any notice not to so extend, the term of the Zember Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control of the Company. The Zember Employment Agreement, which automatically terminates when Mr. Zember attains age 65, provides that Mr. Zember will receive a minimum base salary of $182,500. Mr. Zember’s base salary is currently $215,000.

In addition, the Zember Employment Agreement provides that Mr. Zember is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the Chief Financial Officer of the Company. The Zember Employment Agreement further provides that, in the event of termination of Mr. Zember’s employment with the Company, the Company will pay to Mr. Zember his base salary and annual bonus through the date of termination and, if he terminates his employment for “good reason” within 12 months after a Change of Control, his base salary and a bonus in an amount determined pursuant to the terms of the Zember Employment Agreement for two additional 12-month periods.

Upon a termination of Mr. Zember’s employment for good reason, Mr. Zember will have the opportunity for a period of 90 days following the date of such termination to exercise all of his outstanding stock options at the exercise prices thereof. The Zember Employment Agreement also includes certain restrictive covenants that limit

Mr. Zember’s ability to compete with the Company for a period of one year after termination or divulge certain confidential information concerning the Company for a period of two years.

Andrew B. Cheney – Executive Vice President, Banking Group President and Chief Operating Officer

The Company entered into an executive employment agreement with Mr. Cheney effective as of February 8, 2009 (the “Cheney Employment Agreement”), pursuant to which Mr. Cheney agreed to serve as Executive Vice President for Florida and Coastal Georgia. Since the execution of the Cheney Employment Agreement, Mr. Cheney received a promotion to Executive Vice President and Banking Group President of the Company and President and Chief Operating Officer of the Bank. The Cheney Employment Agreement has an initial term of two years, which initial term is automatically renewed for an additional 18-month term with consecutive one-year term renewals implemented after August 18, 2012. Such renewals will occur unless timely notice of non-renewal is given by either the Company or Mr. Cheney. Notwithstanding any notice not to so extend, the term of the Cheney Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control of the Company. The Cheney Employment Agreement provides that Mr. Cheney will receive a minimum base salary of $200,000. Mr. Cheney’s base salary is currently $290,000.

In addition, the Cheney Employment Agreement provides that Mr. Cheney is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as Executive Vice President and Banking Group President of the Company. The Cheney Employment Agreement further provides that, in the event of termination of Mr. Cheney’s employment with the Company, the Company will pay to Mr. Cheney his base salary and annual bonus through the date of termination and, if he terminates his employment for “good reason” within 12 months after a Change of Control, his base salary and a bonus in an amount determined pursuant to the terms of the Cheney Employment Agreement for one additional 12-month period.

Upon a termination of Mr. Cheney’s employment under certain circumstances, Mr. Cheney will have the opportunity for a period of 90 days following the date of such termination to exercise all of his outstanding stock options at the exercise prices thereof. The Cheney Employment Agreement also includes certain restrictive covenants that limit Mr. Cheney’s ability to compete with the Company for a period of one year after termination or divulge certain confidential information concerning the Company for a period of two years.

Jon S. Edwards – Executive Vice President, Chief Credit Officer and Director of Credit Administration

The Company entered into an executive employment agreement with Mr. Edwards effective as of July 1, 2003 (the “Edwards Employment Agreement”), pursuant to which Mr. Edwards agreed to serve as the Executive Vice President and Director of Credit Administration of the Company for an initial term of one year, which initial term is automatically renewed for additional consecutive one-year terms unless timely notice of nonrenewal is given by either the Company or Mr. Edwards. Notwithstanding any notice not to so extend, the term of the Edwards Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control of the Company. The Edwards Employment Agreement, which automatically terminates when Mr. Edwards attains age 65, provides that Mr. Edwards will receive a minimum base salary of $142,500. Mr. Edward’s base salary is currently $195,000.

In addition, the Edwards Employment Agreement provides that Mr. Edwards is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the Executive Vice President and Director of Credit Administration of the Company. The Edwards Employment Agreement further provides that, in the event of termination of Mr. Edwards’s employment with the Company, the Company will pay to Mr. Edwards his base salary and annual bonus through the date of termination and, if he terminates his employment for “good reason” within 12 months after a Change of Control, his base salary and a bonus in an amount determined pursuant to the terms of the Edwards Employment Agreement for one additional 12-month period.

Upon a termination of Mr. Edwards’s employment for good reason, Mr. Edwards will have the opportunity for a period of 90 days following the date of such termination to exercise all of his outstanding stock options at the exercise prices thereof. The Edwards Employment Agreement also includes certain restrictive covenants that limit Mr. Edwards’ ability to compete with the Company for a period of up to two years after termination or divulge certain confidential information concerning the Company for a period of two years.

Cindi H. Lewis – Executive Vice President, Chief Administrative Officer and Corporate Secretary

The Company entered into an executive employment agreement with Mrs. Lewis effective as of December 31, 2003 (the “Lewis Employment Agreement”), pursuant to which Mrs. Lewis agreed to serve as the Executive Vice President and Chief Administrative Officer for an initial term of one year, which initial term is automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either the Company or Mrs. Lewis. Notwithstanding any notice not to so extend, the term of the Lewis Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control of the Company. The Lewis Employment Agreement, which automatically terminates when Mrs. Lewis attains age 65, provides that Mrs. Lewis will receive a minimum base salary of $83,900. Mrs. Lewis’s base salary is currently $145,000.

In addition, the Lewis Employment Agreement provides that Mrs. Lewis is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with her salary and her position as Executive Vice President and Chief Administrative Officer of the Company. The Lewis Employment Agreement further provides that, in the event of termination of Mrs. Lewis’s employment with the Company, the Company will pay to Mrs. Lewis her base salary and annual bonus through the date of termination and, if she terminates her employment for “good reason” within 12 months after a Change of Control, her base salary and a bonus in an amount determined pursuant to the terms of the Lewis Employment Agreement for one additional 12-month period.

Upon a termination of Mrs. Lewis’s employment for good reason, Mrs. Lewis will have the opportunity for a period of 90 days following the date of such termination to exercise all of her exercisable stock options at the exercise prices thereof. The Lewis Employment Agreement also includes certain restrictive covenants that limit Mrs. Lewis’s ability to compete with the Company for a period of up to two years after termination or divulge certain confidential information concerning the Company for a period of two years.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Consistent with our overall compensation philosophy and commitment to paying for performance, the Compensation Committee took the following actions during 2011:

•

at the beginning of the year, made no merit-based salary increases and continued the salaries in effect during 2010, although our analysis indicated that salaries were somewhat conservative when compared to comparable organizations;

•

increased Mr. Edwards’s salary to more closely align it with the mid-range of peer group salary levels for comparable positions, reflecting both his strong performance and the fact that the demand for quality credit management talent has increased significantly;

•

continued the suspension of our annual, cash-based incentive plan in compliance with TARP regulations, but worked closely with executive management to identify and monitor key annual performance priorities;

•	made grants of restricted stock that require both future service over a multi-year period and eventual repayment of TARP funds before shares are transferred to the grantees; and

•	at the end of the year, determined that the Company’s best interests were served by continuing current salaries without increases.

These difficult but critical decisions regarding the compensation of our key executives reflect our ongoing commitment to a pay-for-performance philosophy and, in no small part, recognize that, while there is opportunity for additional improvement, the Company demonstrated significant performance improvement in 2011 over the prior year and accomplished the following:

•	completed two FDIC-assisted acquisitions, thereby expanding the Company’s service footprint and maintaining uninterrupted service to banking customers in these acquired markets;

•	grew net income, assets, total revenues and common equity while strengthening our Tier 1 capital ratio; and

•	improved our net interest margin and efficiency ratio while improving overall credit quality.

We also note that our performance in 2011 was stronger than in any of the past five years with respect to a number of key measures, including net earnings, net interest margin, efficiency ratio, and Tier 1 capital ratio. In furtherance of its ongoing commitment to recognizing and rewarding management for performance, the Compensation Committee will continue to closely monitor performance and compensation and act in a manner that supports this philosophy.

The Compensation Committee has concluded, through a comprehensive risk assessment conducted on a semiannual basis, that the compensation programs and practices at the Company do not encourage employees, including the named executive officers, to take unnecessary and excessive risks that would threaten the value of the Company. The risk assessment included various discussions and review and evaluation of the Company’s compensation plans and practices, including analysis and assistance from the Compensation Committee’s independent, outside compensation advisor.

The risk assessment included reviews of the following: (i) the various elements of compensation and the appropriate mix of such elements; (ii) applicable performance metrics to ensure that each plan’s performance metrics do not focus solely on short-term results; (iii) performance goals and payout curves to ensure that each plan’s goals and payouts are consistent with industry standards; (iv) the amount and type of any equity incentives to ensure that such grants were appropriate; and (v) the performance appraisal process to ensure that excessive emphasis is not placed on short-term or quantitative achievements. For each compensation plan, we also reviewed a broad range of specific risk elements, rated the level of relative risk for each element, and identified and took action to eliminate or mitigate risk wherever appropriate in each plan.

For 2011, several compensation plans, including the Company’s Annual Incentive Plan (in which named executive officers participated in prior years), were suspended. For 2012, the Compensation Committee will review plans and plan features to determine whether any of such plans should be reactivated and/or updated.

The Compensation Committee certifies that: (i) it has reviewed with senior risk officers the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company; (ii) it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and (iii) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Submitted by the Compensation Committee:

J. Raymond Fulp (Chairman)
Daniel B. Jeter
Jimmy D. Veal

SUMMARY COMPENSATION AND OTHER TABLES

Summary Compensation Table

The Summary Compensation Table below sets forth the total compensation awarded to, earned by or paid to our named executive officers for 2009, 2010 and 2011.

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)		Option Awards(2)		Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Comp(4)		Total
Edwin W. Hortman, Jr., President and Chief Executive Officer	2011		$400,000		$0		$199,200		$0		$0		$0		$4,263		$603,463
	2010		$400,000		$0		$202,230		$0		$0		$0		$6,829		$609,059
	2009		$400,000		$0		$195,575		$29,250		$0		$0		$31,595		$656,420

Dennis J. Zember Jr., Executive Vice President and Chief Financial Officer	2011 2010 2009	$ $ $	215,000 215,000 215,000	$ $ $	0 0 0	$ $ $	107,070 108,819 112,165	$ $ $	0 0 29,250	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	5,494 4,461 5,654	$ $ $	327,564 328,280 362,069

Andrew B. Cheney, Executive Vice President, Banking Group President and Chief Operating Officer(3)	2011 2010 2009	$ $ $	290,000 290,000 185,096	$ $ $	0 0 0	$ $ $	144,420 115,560 92,465	$ $ $	0 0 14,800	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	14,606 16,656 19,450	$ $ $	449,026 422,216 311,811

Jon S. Edwards, Executive Vice President, Chief Credit Officer and Director of Credit Administration	2011 2010 2009	$ $ $	184,208 176,500 176,500	$ $ $	0 0 0	$ $ $	87,897 69,818 32,150	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	3,388 3,101 3,806	$ $ $	275,493 249,419 212,456

Cindi H. Lewis, Executive Vice President, Chief Administrative Officer and Corporate Secretary	2011 2010 2009	$ $ $	145,000 125,000 125,000	$ $ $	0 0 0	$ $ $	72,210 67,410 49,475	$ $ $	0 0 7,800	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	2,887 2,722 13,452	$ $ $	220,097 195,132 195,727

(1)	Represents the aggregate grant date fair values of the awards. Grants were made in the form of restricted stock, with the awards fully vesting after a four-year period. Awards made after June 15, 2009 are subject to additional vesting restrictions under TARP. See the Grants of Plan Based Awards table for more detail on vesting.
(2)

Represents the aggregate grant date fair values of the awards. Option awards were granted on January 20, 2009 for Messrs. Hortman and Zember and Mrs. Lewis with a Black-Scholes value of $1.95 per option. Option awards were granted on February 17, 2009 for Mr. Cheney with a Black-Scholes value of $1.48 per option. Options vest over a five-year period based upon annually established performance criteria determined for each named executive officer at the beginning of the applicable fiscal year. Assumptions used in the Black-Scholes valuation model to calculate fair market value are provided in Note 15 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2009.

(3)	Mr. Cheney was hired on February 17, 2009. All compensation data provided for 2009 represents amounts earned and awarded based upon his partial year of employment.
(4)	Details on the amounts reported for “All Other Compensation” in 2011 are set forth in the following supplementary table:

Details on All Other Compensation Reported in the Summary Compensation Table for 2011
Named Executive Officer	Auto Provision(a)	Country Club/ Membership and Dues	Director Fees(b)	Dividends on Restricted Common Stock	Employer 401(k) Match	Life Insurance
Edwin W. Hortman, Jr.	$1,093	$2,203	—	—	—	$967
Dennis J. Zember Jr.	—	$5,218	—	—	—	$276
Andrew B. Cheney	$1,799	$10,914	—	—	—	$1,893
Jon S. Edwards	—	$2,953	—	—	—	$435
Cindi H. Lewis	—	$1,920	—	—	—	$967

(a)	Amounts reported in the table reflect the personal-use levels of this perquisite.
(b)	Reflects annual cash fees for board service. Additional information regarding fees provided for board responsibilities is set forth in the section of this Proxy Statement entitled “Compensation of Directors.”

Grants of Plan-Based Awards

The Grants of Plan-Based Awards Table below sets forth the target annual incentive opportunity under non-equity incentive plans, as well as the total number of equity awards granted in 2011. The Grants of Plan-Based Awards Table should be read in conjunction with the Summary Compensation Table. As discussed above, under rules applicable to TARP recipients, the Company is prohibited from the payment or accrual of incentive compensation, including the use of stock options, for the top five most-highly compensated employees during the TARP period. In addition, the use of restricted stock grants is limited to no greater than one-third of the total compensation of these employees. The following data reflects both our continued emphasis on using plan-based awards to align management compensation with shareholder value and to maintain compliance with TARP requirements.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Edwin W. Hortman, Jr.	2/15/2011	—	—	—	—	—	—	20,000	—	—	$199,200
Dennis J. Zember Jr.	2/15/2011	—	—	—	—	—	—	10,750	—	—	$107,070
Andrew B. Cheney	2/15/2011	—	—	—	—	—	—	14,500	—	—	$144,420
Jon S. Edwards	2/15/2011	—	—	—	—	—	—	8,825	—	—	$87,897
Cindi H. Lewis	2/15/2011	—	—	—	—	—	—	7,250	—	—	$72,210

(1)	Amounts granted pursuant to the Company’s 2005 Omnibus Stock Ownership and Long-Term Incentive Plan as described in the Compensation Discussion and Analysis included in this Proxy Statement. Assumptions used to calculate fair market value are provided in Note 15 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following Outstanding Equity Awards at Fiscal Year-End Table reflects each named executive officer’s unexercised option award holdings at December 31, 2011 on an individual award basis. The value of stock awards is based on $10.28, the reported closing price of one share of Common Stock on December 31, 2011.

	Options Awards					Stock Awards				Date Equity Fully Vests(9)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Edwin W. Hortman, Jr.	2,468	0	0	$11.80	7/16/2012
	3,701	0	0	$13.37	8/19/2013
	4,935	0	0	$15.30	5/18/2014
	7,608	0	11,412	$17.51	6/28/2015					1/31/2010	(1)
	16,450	0	4,113	$22.23	6/13/2017					1/31/2012	(2)
	25,703	0	0	$14.76	2/19/2018
	6,168	0	9,254	$7.47	1/20/2019					1/31/2014	(3)
						15,000	$154,200			1/20/2012	(4)
						12,500	$128,500			11/25/2012	(5)
						21,000	$215,880			2/23/2014	(6)
						20,000	$205,600			2/15/2015	(6)

Dennis J. Zember Jr.	12,338	0	0	$16.42	2/15/2015
	5,141	0	7,711	$17.51	6/28/2015					1/31/2010	(1)
	514	0	2,056	$20.19	5/16/2016					1/31/2011	(7)
	9,870	0	2,468	$22.23	6/13/2017					1/31/2012	(2)
	7,711	0	0	$14.76	2/19/2018
	6,168	0	9,254	$7.47	1/20/2019					1/31/2014	(3)
						10,000	$102,800			1/20/2012	(4)
						5,500	$56,540			11/25/2012	(5)
						11,300	$116,164			2/23/2014	(6)
						10,750	$110,510			2/15/2015	(6)

Andrew B. Cheney	4,112	0	6,169	$5.55	2/17/2019					1/31/2014	(3)
								8,000	$84,320	1/31/2014	(3)
						5,500	$56,540			11/25/2012	(5)
						12,000	$123,360			2/23/2014	(6)
						14,500	$149,060			2/15/2015	(6)

Jon S. Edwards	3,701	0	0	$11.80	7/16/2012
	3,701	0	0	$13.37	8/19/2013
	1,851	0	0	$15.30	5/18/2014
	2,056	0	3,084	$17.51	6/28/2015					1/31/2010	(1)
	823	0	3,290	$20.19	5/16/2016					1/31/2011	(8)
	6,415	0	1,810	$22.23	6/13/2017					1/31/2012	(2)
	5,141	0	0	$14.76	2/19/2018
						5,000	$51,400			11/25/2012	(5)
						7,250	$74,530			2/23/2014	(6)
						8,825	$90,721			2/15/2015	(6)

Cindi H. Lewis	3,701	0	0	$11.80	7/16/2012
	3,701	0	0	$13.37	8/19/2013
	2,777	0	0	$15.30	5/18/2014
	2,056	0	3,084	$17.51	6/28/2015					1/31/2010	(1)
	823	0	3,290	$20.19	5/16/2016					1/31/2011	(8)
	7,897	0	1,974	$22.23	6/13/2017					1/31/2012	(2)
	7,711	0	0	$14.76	2/19/2018
	1,645	0	2,468	$7.47	1/20/2019					1/31/2014	(3)
						1,000	$10,280			1/20/2012	(4)
						6,500	$66,820			11/25/2012	(5)
						7,000	$71,960			2/23/2014	(6)
						7,250	$74,530			2/15/2015	(6)

(1)	Options vest in five equal installments with the initial tranche vesting on January 31, 2006 based on the achievement of an established performance goal for fiscal 2005. Additional tranches vest on each following twelve-month anniversary based on the achievement of established performance goals for the most recently-completed fiscal year prior to that date. Should any single year fail to vest due to a failure to meet the performance goal for that year, the foregoing award may vest in the final year if the final year’s goal is attained.
(2)	Options vest in five equal installments with the initial tranche vesting on January 31, 2008 based on the achievement of established performance goals for fiscal 2007. Additional tranches vest on each following twelve-month anniversary based on the achievement of established performance goals for the most recently-completed fiscal year prior to that date. Performance goals for each tranche will be set by the Board and will consist of both quantitative and qualitative criteria customized to the employee. Should any single year fail to vest due to a failure to meet the performance goal for that year, the foregoing award may vest in the final year if the final year’s goal is attained.
(3)	Options or restricted shares vest in five equal installments with the initial tranche vesting on January 31, 2010 based on the achievement of established performance goals for fiscal 2009. Additional tranches vest on each following twelve-month anniversary based on the achievement of established performance goals for the most recently-completed fiscal year prior to that date. Performance goals for each tranche will be set by the Board and will consist of both quantitative and qualitative criteria customized to the employee.
(4)	Restricted stock fully vests after three years.
(5)	Restricted stock fully vests after three years. This award is subject to TARP restrictions in addition to the time-based vesting applied. For further details, see discussion of TARP restrictions on vesting provisions presented in the Compensation Discussion and Analysis included in this Proxy Statement.
(6)	Restricted stock fully vests after four years.
(7)	Options vest in equal annual installments over a five-year period.
(8)	Options vest in five equal installments with the initial tranche vesting on January 31, 2007 based on the achievement of an established performance goal for fiscal 2006. Additional tranches vest on each following twelve-month anniversary based on the achievement of established performance goals for the most recently-completed fiscal year prior to that date. Should any single year tranche fail to vest due to a failure to meet the performance goal for that year, the foregoing award may vest in the final year if the final year’s goal is attained.
(9)	Restricted stock awards may not fully vest while the Company is a TARP participant. For each 25% of TARP funds repaid by the Company, 25% of the shares may become transferable. Shares may be made transferable to pay federal, state and local income taxes due to the vesting of shares. In addition, an employee must forfeit restricted stock if the employee does not continue to perform substantial services for at least two years from the date of grant, other than on account of death, disability or a change-in-control event.

Option Exercises and Stock Vested

The Option Exercises and Stock Vested Table below reflects stock options actually exercised by each of our named executive officers during 2011 and restricted stock vesting during fiscal year 2011.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Edwin W. Hortman, Jr.	1,200	$2,820	(1)

(1)	Reflects the difference of shares at the closing price of $11.10 for one share of Common Stock on January 6, 2011 and the option awards’ strike price of $8.75 for one share of Common Stock.

Pension Benefits

The Company does not provide pension benefits to our named executive officers.

Nonqualified Deferred Compensation

The Company does not provide nonqualified deferred compensation to our named executive officers.

Potential Payments Upon Termination or Change in Control

The following discussion presents the potential payments for each named executive officer upon termination or change in control. Pursuant to applicable SEC rules, the analysis contained in this discussion does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers of the Company and that are available generally to all salaried employees. The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported. None of the payments estimated may be made as presented during the TARP period. Among other factors that could affect these amounts are the timing during the year of any such event and our stock price.

In accordance with applicable SEC rules, the following discussion assumes that: (i) the termination event in question occurred on December 31, 2011; and (ii) with respect to calculations based on our stock price, the applicable price is $10.28, which is the reported closing price of one share of Common Stock on the last trading day prior to December 31, 2011.

Each of the employment agreements between the Company and the named executive officers requires the Company to make severance payments and provide severance benefits to the executive if the executive terminates his or her employment with the Company for “good reason” within 12 months after the date of a “Change of Control” and in certain cases beyond 12 months after such an event. There are no severance payments otherwise required, including in connection with any of the following termination events:

•	voluntary termination/early retirement;

•	involuntary termination for Cause (as defined);

•	termination due to disability; or

•	termination due to death.

For these purposes, “good reason” is generally defined to mean that the executive has determined in good faith that one or more of the following events has occurred following or in anticipation of a Change of Control:

•	a change in the executive’s reporting responsibilities, titles or offices, which has the effect of diminishing the executive’s responsibility or authority;

•	a reduction in the executive’s salary or a change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan which adversely affects the executive;

•	the executive is required to relocate outside a 50-mile radius of Moultrie, Georgia (or in the case of Mr. Edwards, he is required to relocate outside the State of Georgia);

•

the Company’s discontinuance of any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability or other benefit plan in which the executive is participating or any other action by the Company that would adversely affect the executive’s participation or materially reduce the executive’s benefits under any such plan; or

•	the taking of any action by the Company that would materially adversely affect the physical conditions under which the executive performs his or her employment duties.

A “Change of Control” occurs under the employment agreements with the named executive officers if:

•

a majority of the Board becomes persons other than persons for whose election proxies shall have been solicited by the Board or who are then serving as directors appointed by the Board to fill vacancies caused by death, resignation or the creation of new directorships;

•

25% of the outstanding voting power of the Company is acquired or becomes beneficially owned by any person or by any two or more persons acting as a partnership, syndicate or other group acting in concert for the purpose of acquiring, holding or disposing of any voting stock of the Company, which group does not include the executive; or

•	there occurs:

•

a merger or consolidation of the Company with or into another corporation (other than a transaction with a subsidiary of the Company or a transaction in which (a) the holders of voting stock of the Company immediately prior to the merger continue to hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent and (b) all holders of each outstanding class or series of voting stock of the Company immediately prior to the merger or consolidation have the right to receive substantially the same cash, securities or other property in exchange for their voting stock of the Company as all other holders of such class or series);

•	a statutory exchange of shares of one or more classes or series of outstanding voting stock of the Company for cash, securities or other property;

•	the sale or other disposition of all or substantially all of the assets of the Company; or

•	the liquidation or dissolution of the Company;

unless, in each case, 25% or more of the voting equity of the surviving corporation or the corporation or other entity acquiring all or substantially all of the assets of the Company (in the case of a merger, consolidation or disposition of assets) or of the Company or its resulting parent corporation (in the case of a statutory share exchange) is beneficially owned by the executive or a group that includes the executive.

If a named executive officer terminates his or her employment for good reason within 12 months after the date of a Change of Control, then the executive will receive the following:

•

one additional year of current base salary (or three years in the case of Mr. Hortman and two years in the case of Mr. Zember), plus a bonus/incentive payment (which in the case of Messrs. Hortman, Zember and Edwards and Mrs. Lewis will not be less than 40% of the salary payable to such executive upon termination), payable in accordance with the Company’s standard payment practices;

•

continued participation for one year (or three years in the case of Mr. Hortman and two years in the case of Mr. Zember) in the employee welfare benefit plans in which the executive was entitled to participate prior to termination;

•

continued Company contributions for one year at the maximum amount allowable under its 401(k) plan for the benefit of the executive (such contribution to be made for a period of two years in the case of Mr. Zember); and

•

in the case of Messrs. Hortman, Zember and Edwards and Mrs. Lewis, the executive will receive payment from the Company for reasonable relocation expenses if the executive relocates within 500 miles of Moultrie, Georgia and the relocation occurs within 180 days after the date of termination.

In addition, under each named executive officer’s employment agreement, the executive will be entitled, for a period of 90 days after termination, to purchase all of the stock of the Company that would be issuable under all outstanding stock options previously granted to the executive, at the exercise prices set forth in such options, whether or not such options otherwise are then exercisable. The 2005 Plan also provides that in such event the executive’s equity awards will become fully vested and, in the case of options, fully exercisable.

The foregoing payments and benefits are subject to reduction under the named executive officers’ employment agreements in connection with certain tax matters. Those agreements provide that if the severance and change of control benefits payable to the executive would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, or would be nondeductible to the Company pursuant to Section 280G of the Internal Revenue Code, then such benefit payments shall be reduced to be the largest amounts that will result in no portion of the benefit payments being subject to the tax imposed by Section 4999 of the Internal Revenue Code or nondeductible by the Company. As required by Section 409A of the Internal Revenue Code, all of the named executive officers’ employment agreements have been modified to be in compliance with payment timing and other relevant requirements.

The estimated severance benefits payable to each of the named executive officers, based upon a hypothetical termination of the named executive officers on December 31, 2011 for good reason within 12 months following a Change of Control, are presented in the following table. The amounts include cash, equity, welfare benefits and retirement benefits. In addition, the table below presents the impact of limitations under Section 280G of the Internal Revenue Code and those arising as a result our participation in TARP. As shown in the table, under current TARP limitations, the named executive officers would be ineligible to receive any of these estimated post-termination payments.

Compensation or Benefits Payable	Edwin W. Hortman, Jr.	Dennis J. Zember Jr.	Andrew B. Cheney	Jon S. Edwards	Cindi H. Lewis
Compensation
Base Compensation	$1,200,000	$430,000	$290,000	$195,000	$145,000
Annual Incentive	$480,000	$172,000	$46,400	$78,600	$58,000
Intrinsic Value of Unvested Stock Options(1)	$23,400	$23,400	$27,420	$0	$6,240
Intrinsic Value of Unvested Restricted Stock(1)	$704,180	$509,374	$431,760	$216,651	$223,590
Benefits and Perquisites
Health and Welfare Benefits(2)	$30,750	$17,713	$14,682	$8,206	$9,612
401(k)/Profit Sharing Plan Contributions(3)	$22,050	$12,900	$8,700	$5,850	$4,350
Relocation Expenses(4)	$20,000	$20,000	$0	$20,000	$20,000

Total Benefit	$2,480,200	$1,185,387	$818,962	$523,707	$466,792

Total Benefit Provided Under 280G Cap(5)	$1,515,115	$758,898	$818,962	$523,707	$466,792
Total Benefit Payable While a TARP Participant(6)	$0	$0	$0	$0	$0

(1)	The intrinsic value of equity is based on a share price of $10.28, the closing price of the Common Stock as of December 31, 2011. The amounts presented for each named executive officer equal the total number of unvested awards that accelerate upon the termination of employment times the value of each award. Stock option value is $10.28 minus the specified exercise price of the option.
(2)	The value of health and welfare benefits is estimated based upon current premiums payable with respect to insurance coverage for each named executive officer as of December 31, 2011.
(3)	Estimates based upon the maximum allowable contribution per the terms of the employment agreements and the Ameris Bancorp 401(k) Profit Sharing Plan.
(4)	Requires a relocation of within 500 miles to occur within 180 days of the date of termination. Estimates based upon reasonable moving and related expenses.
(5)	Per the terms of the employment agreements, the Company shall reduce or eliminate the payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination of benefit. As of December 31, 2011, only Mr. Hortman and Mr. Zember would be impacted by this limitation on benefit payout, with a reduction of $965,085 and $426,489, respectively, in the estimated payments.
(6)	TARP regulations prohibit any golden parachute payment to an SEO and any of the next five most-highly compensated employees during the TARP period. This limitation includes any payment due to a change in control of the TARP recipient and any acceleration of vesting due to the departure or the change-in-control event. The payment would be considered paid at the time of the occurrence of the departure or the change-in-control event and, therefore, may apply to amounts for which the right to payment falls outside of the TARP period.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Board has established a separately-designated standing Audit Committee and adopted an Audit Committee Charter. The Audit Committee is comprised solely of independent directors, as defined by the listing standards of Nasdaq. The Board has determined that Mr. Sheldon is an audit committee financial expert, as defined by the rules of the SEC. The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions.

As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and the reporting process, and Porter Keadle Moore, LLC (“Porter Keadle Moore”), the Company’s independent auditor, is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board to obtain reasonable assurance that the Company’s consolidated financial statements are free from material misstatement and for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. The Company’s internal auditors are responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

The Audit Committee has met concerning, and has held discussions and reviewed with management, the Company’s internal auditors and Porter Keadle Moore, the consolidated financial statements for the fiscal year ended December 31, 2011. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed with Porter Keadle Moore the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee received the written disclosures and the letter from Porter Keadle Moore required by the applicable requirements of the Public Company Accounting Oversight Board regarding Porter Keadle Moore’s communications with the Audit Committee concerning independence, and has discussed with Porter Keadle Moore its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Submitted by the Audit Committee:

R. Dale Ezzell J. Raymond Fulp Robert P. Lynch Brooks Sheldon (Chairman)
V. Wayne Williford

PROPOSAL 2 – RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITOR

The Company has appointed Porter Keadle Moore as its independent auditor for the current fiscal year, which ends December 31, 2012. Shareholders are being asked to ratify such appointment at the Annual Meeting. In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of Porter Keadle Moore, it is contemplated that the appointment of Porter Keadle Moore for the year ending December 31, 2012 will stand unless the Board finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Board select other auditors for the following year.

Representatives of Porter Keadle Moore (our independent auditor for the current year as well as for the most recently completed year) are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.

Fees and Services

The following is a summary of the fees billed to the Company by Porter Keadle Moore for professional services rendered for the fiscal years ended December 31, 2011 and December 31, 2010:

Fee Category	Fiscal 2011 Fees	Fiscal 2010 Fees
Audit Fees(1)	$480,406	$545,584
Audit-related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees	$480,406	$545,584

(1)	Consists of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, attestation services related to management’s assertions related to internal controls and services that are normally provided by such accountants in connection with statutory and regulatory filings or engagements.
(2)	Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, consultations concerning financial accounting and reporting standards and assistance with SEC inquiries.
(3)	Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and local tax compliance and assistance with tax notices.
(4)	Consists of fees for products and services other than the services reported above. There were no fees paid to such accountants in fiscal 2011 or 2010 that are not included in the above classifications.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

All services provided by Porter Keadle Moore are subject to pre-approval by the Audit Committee. The Audit Committee may authorize any member of the Audit Committee to approve services by Porter Keadle Moore in the event there is a need for such approval prior to the next full Audit Committee meeting. However, the Audit Committee must review the decisions made by such authorized member of the Audit Committee at its next scheduled meeting. Before granting any approval, the Audit Committee gives due consideration to whether approval of the proposed service will have a detrimental impact on Porter Keadle Moore’s independence.

The Board recommends that you vote FOR ratification of the appointment of Porter Keadle Moore as the independent auditor of the Company. Proxies will be voted FOR ratifying this selection unless otherwise specified.

PROPOSAL 3 – ADVISORY APPROVAL

OF EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009 requires, among other things, all participants in TARP to permit a non-binding advisory shareholder vote to approve the compensation of its executives. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) also requires us to give shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. We conduct one advisory “say on pay” vote to meet both requirements.

In 2011, over 17 million shares were voted on this shareholder “say on pay” resolution, and, excluding abstentions, over 96% of all votes cast were cast in favor of the executive officer compensation program described in the Company’s 2011 proxy statement. Accordingly, we are again asking our shareholders to provide advisory approval of the 2011 compensation of the Company’s named executive officers, as we have described it in the “Executive Compensation” section of this Proxy Statement. While this vote is advisory and not binding on the Company, it will provide us with information regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal 2012 and beyond.

“RESOLVED, that the holders of the Common Stock hereby approve the compensation of the named executive officers as described in this Proxy Statement under Executive Compensation, including the Compensation Discussion and Analysis, the compensation tables and related material; provided, however, that this resolution shall not be binding on the Company and may not be construed as overruling any decision by the Board or the Compensation Committee.”

The Company believes that its executive compensation policies and procedures are competitive, focused on pay-for-performance principles, strongly aligned with the long-term interests of the Company’s shareholders and designed to attract and retain the talent needed to drive shareholder value and help the Company meet or exceed its financial and performance targets. The Company also believes that the compensation of our named executive officers for 2011 reflected the Company’s financial results for 2011. In evaluating this say-on-pay proposal, the Board asks the shareholders to consider that:

•

we grew net income, assets, total revenues and common equity while strengthening our Tier 1 capital ratio, improving net interest margin and efficiency ratio and improving overall asset and credit quality;

•

our 2011 performance was stronger than our performance in any of the past five years with respect to a number of key measures, including net income, net interest margin, efficiency ratio and Tier 1 capital ratio;

•

our named executive officers did not receive any regular base salary increases in 2008, 2009, 2010 or 2011, except for one increase in 2011 to Mr. Edwards to bring his salary more in line with the mid-range of salaries paid by our peer group and reflect the increased demand for quality credit management talent;

•	we did not pay any cash bonuses to the named executive officers in 2007, 2008, 2009, 2010 or 2011; and

•

our executive compensation program strongly links pay with performance results and both supports our pay-for-performance culture and aligns the interests of our executives with those of our shareholders.

The vote by the shareholders will be a non-binding, advisory vote. The voting results will not be binding on the Company, the Board or the Compensation Committee or overrule or affect any previous action or decision by the Board or the Compensation Committee or any compensation previously paid or awarded. However, the Board and the Compensation Committee will take the voting results into account when determining executive compensation matters in the future.

The Board recommends that you vote FOR the approval of the compensation of the named executive officers as set forth in this Proxy Statement under Executive Compensation, including the Compensation Discussion and Analysis, the compensation tables and related material. Proxies will be voted FOR the approval of the named executive officers’ compensation unless otherwise specified.

PROPOSAL 4 – ADVISORY VOTE ON THE FREQUENCY

OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

If the Company were not a participant in TARP, it would be required by the Dodd-Frank Act to provide shareholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should hold an advisory vote on the compensation of our named executive officers. Because of the Company’s stated intent to begin repaying its TARP obligations in the near term, the Company has elected to hold an advisory vote on the frequency of an advisory vote on executive compensation at the Annual Meeting.

The proxy card provides shareholders with the opportunity to choose among four options – in favor of holding an advisory vote on executive compensation every year, every other year or every three years, or abstaining from voting. Shareholders are not being asked to approve or disapprove the recommendation of the Board discussed below.

The Board has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company and recommends that you vote in favor of a frequency of every three years for such an advisory vote. The Board believes that the occurrence of such a vote every three years will provide our shareholders with sufficient time to evaluate the effectiveness of the Company’s overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding an overemphasis on short-term variations in compensation and business results. The occurrence of an advisory vote on executive compensation every three years will also permit shareholders to observe and evaluate the effect of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation.

This vote by the shareholders will be a non-binding, advisory vote. The vote will not be binding on the Company, the Board or the Compensation Committee or overrule or affect any previous action or decision by the Board or the Compensation Committee or any compensation previously paid or awarded. The Board and the Compensation Committee may take into account the outcome of the vote when considering the frequency of the advisory vote on executive compensation. Regardless of the outcome of the vote, however, the Company will continue to hold an annual advisory shareholder vote to approve the compensation of its executives as long as the Company remains subject to that requirement as a participant in TARP.

The Board recommends that you vote FOR a frequency of every three years for future non-binding shareholder advisory votes on the compensation of our named executive officers.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Common Stock, as of the Record Date, by (i) directors, (ii) nominees for election as directors, (iii) named executive officers, (iv) certain other executive officers of the Company, (v) all directors and executive officers as a group and (vi) each person who, to the knowledge of the Company, is a beneficial owner of more than 5% of the outstanding Common Stock.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned as of March 22, 2012(2)+	Percent of Class(3)
Polaris Capital Management, Inc. 125 Summer Street Suite 1470 Boston, Massachusetts 02110	2,672,651	11.25%

Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	1,996,241	8.41%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	1,399,335	5.89%

Investment Counselors of Maryland, LLC 803 Cathedral Street Baltimore, Maryland 21201	1,209,512	5.09%

Andrew B. Cheney(4)	64,474	*

Jon S. Edwards(5)	67,960	*

R. Dale Ezzell	25,366	*

J. Raymond Fulp	16,749	*

Edwin W. Hortman, Jr.(6)	220,035	*

Daniel B. Jeter(7)	28,265	*

Cindi H. Lewis(8)	79,837	*

Robert P. Lynch(9)	185,840	*

Stephen A. Melton(10)	14,000	*

Charles A. Robinson(11)	41,505	*

Brooks Sheldon	72,924	*

Jimmy D. Veal(12)	79,118	*

V. Wayne Williford(13)	50,594	*

Dennis J. Zember Jr.(14)	165,814	*

All directors and executive officers as a group (14 persons)(15)	1,111,698	4.68%

*	Less than 1%.
+	All fractional shares have been rounded up to the next whole number.
(1)	Unless otherwise noted in this table or the footnotes to this table, the address of each beneficial owner is 310 First Street, S.E., Moultrie, Georgia 31768.
(2)	Except as otherwise specified, each individual has sole and direct beneficial voting and investment power (Rule 13d-3a) with respect to all shares of Common Stock indicated.

(3)	Percentage calculated based on 23,751,694 shares of Common Stock outstanding as of the Record Date.
(4)	Includes 6,167 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date and 51,400 shares of restricted Common Stock over which Mr. Cheney exercises voting but not investment power.
(5)	Includes 27,410 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date, 28,675 shares of restricted Common Stock over which Mr. Edwards exercises voting but not investment power and 12 shares of Common Stock owned by Mr. Edwards wife, with whom he shares voting and investment power.
(6)	Includes 70,108 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date and 85,800 shares of restricted Common Stock over which Mr. Hortman exercises voting but not investment power.
(7)	Includes 5,395 shares of Common Stock owned by a Family Trust and 511 shares of Common Stock owned jointly with Mr. Jeter’s brother.
(8)	Includes 29,597 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date; 27,600 shares of restricted Common Stock over which Mrs. Lewis exercises voting but not investment power; 1,229 shares of Common Stock owned jointly with Mrs. Lewis’s husband; 58 shares of Common Stock owned jointly with Mrs. Lewis’s daughter; and 676 shares of Common Stock owned by Mrs. Lewis’s husband, with whom Mrs. Lewis shares voting and investment power.
(9)	Includes 1,664 shares of Common Stock owned by Mr. Lynch’s wife, with whom Mr. Lynch shares voting and investment power.
(10)	Includes 14,000 shares of restricted Common Stock over which Mr. Melton exercises voting but not investment power.
(11)	Includes 17,706 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date and 1,025 shares owned by Mr. Robinson’s wife and 153 shares owned by Mr. Robinson’s children, with whom Mr. Robinson shares voting and investment power.
(12)	Includes 26,193 shares of Common Stock owned jointly with Mr. Veal’s wife and 9,006 shares of Common Stock owned by Mr. Veal’s wife, with whom he shares voting and investment power.
(13)	Includes 9,449 shares of Common Stock owned by Mr. Williford’s wife, with whom Mr. Williford shares voting and investment power.
(14)	Includes 47,287 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date, 47,050 shares of restricted Common Stock over which Mr. Zember exercises voting but not investment power and 2,076 shares of Common Stock owned by Mr. Zember’s children and with respect to which he has voting and investment power.
(15)	Includes 192,276 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date and 240,525 shares of restricted Common Stock over which certain members of the group exercise voting but not investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. They are also required to furnish the Company with copies of all Section 16(a) forms they file with the SEC.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all of the Company’s officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and the Bank have engaged in, and in the future expect to engage in, banking transactions in the ordinary course of business with directors and officers of the Company and the Bank and their family members and associates, including corporations, partnerships and other organizations in which such directors and officers have an interest. The Company and the Audit Committee review all relationships and transactions in which the Company and such related persons are participants, including such banking transactions, on a case-by-case basis. In performing such review, consideration is given to (i) the nature of the related person’s interest in the transaction, (ii) the material terms of the transaction, (iii) the significance of the transaction to the related person or the Company, and (iv) other matters deemed appropriate. Company policy prohibits the making of loans to executive officers.

At December 31, 2011, certain employees and directors and their affiliates were indebted to the Bank in the aggregate amount of approximately $7 million. These loans were made in the ordinary course of business, on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable transactions with others not related to the Company or the Bank and, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features.

OTHER MATTERS

The Board does not contemplate bringing before the Annual Meeting any matter other than those specified in the accompanying Notice of Annual Meeting of Shareholders, nor does it have information that other matters will be presented at the Annual Meeting. If other matters come before the Annual Meeting, signed proxies will be voted upon such questions in accordance with the best judgment of the persons acting under the proxies.

ADDITIONAL INFORMATION

Shareholder Proposals

Any shareholder proposal intended to be presented at the Company’s annual meeting of shareholders to be held in 2013, including any proposal intended to be included in the Company’s proxy statement and form of proxy for that meeting, must be in writing and must be received by the Company, directed to the attention of the Corporate Secretary, not later than 5:00 p.m., Eastern Time, on December 28, 2012, which is 120 calendar days prior to the anniversary of this year’s mailing date. Any such proposal must comply in all respects with the Company’s bylaws and the rules and regulations of the SEC. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal, if requested, in its proxy statement and proxy in accordance with applicable rules and regulations governing the solicitation of proxies.

Annual Report

A copy of the Company’s Annual Report to Shareholders is enclosed with this Proxy Statement. The Annual Report to Shareholders is not deemed a part of the proxy soliciting material. The Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2011 was filed with the SEC on February 27, 2012. Upon receipt of a written request, we will, without charge, furnish any owner of our Common Stock a copy of the Annual Report on Form 10-K, including financial statements and the footnotes thereto. Copies of exhibits to the Annual Report on Form 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such request should be directed to our Corporate Secretary at the address indicated on the first page of this Proxy Statement.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single copy of each addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. A number of brokers with account holders who are shareholders of the Company will be householding the Company’s Annual Report to Shareholders and this Proxy Statement. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you wish to receive a separate copy of the Company’s Annual Report to Shareholders or Proxy Statement currently or in the future, or if you are receiving multiple copies and wish to receive only one, please notify your broker or notify us by sending a written request to Ameris Bancorp, 310 First Street, S.E., Moultrie, Georgia, 31768, Attn: Corporate Secretary, or by calling 229-890-1111.

Appendix A

AMERIS BANCORP

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

Purpose

The Corporate Governance and Nominating Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Ameris Bancorp, a Georgia corporation (the “Company”), to assist the Board in identifying qualified individuals to become directors, recommend to the Board qualified director nominees for election at the annual meeting of the shareholders of the Company, determine membership on the committees of the Board, oversee annual self-evaluations by the Board and self-evaluate itself annually and report annually to the Board on the succession plan regarding the Company’s Chief Executive Officer (“CEO”).

Membership

The Committee members shall be appointed, and may be replaced, by the Board. The Committee shall consist of no fewer than three directors. All members of the Committee shall meet the independence requirements of The NASDAQ Stock Market and the Securities and Exchange Commission.

Meetings

The Committee shall meet as often as necessary to carry out its responsibilities. Any Committee member may request the Chairman of the Committee to call a meeting. The Chairman of the Committee shall report on any Committee meeting held at the next regularly scheduled Board meeting following the Committee meeting.

Goals and Responsibilities

1. The Committee shall recommend to the Board director nominees for election at the annual meeting of the shareholders of the Company.

2. Prior to nominating an existing director for re-election to the Board, the Committee shall consider and review the existing director’s: (a) Board and committee meeting attendance and performance; (b) length of Board service; (c) experience and skills and contributions that the existing director brings to the Board; and (d) independence.

3. In the event that a director vacancy arises, the Committee shall seek and identify a qualified director nominee to be recommended to the Board for either appointment by the Board to serve the remainder of the term of the director position that is vacant or election at the annual meeting of shareholders.

4. A director nominee shall meet such director qualifications as shall be determined by the Committee, which shall include, among such other qualifications as the Committee may determine, that the director nominee possesses personal and professional integrity, has good business judgment, relevant experience and skills and will be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company’s shareholders.

5. The Committee shall have the sole discretion and authority to retain any search firm to assist in identifying director candidates, retain outside counsel and/or any other internal or external advisors and approve all related fees and retention terms.

A-1

6. The Committee shall review the Board’s committee structure and recommend to the Board for its approval directors to be appointed as members on each Board committee. Prior to recommending the re-appointment of a director to a Board committee, the Committee shall review the existing director’s independence, if required, skills, Board committee meeting attendance, performance and contribution and his or her fulfillment of committee responsibilities. If a vacancy on a Board committee occurs, the Committee shall recommend a director with relevant experience and skills and who, if required by the applicable committee charter, is independent to be approved to fill the vacancy.

7. The Committee shall develop and recommend to the Board for its approval an annual self-evaluation process for the full Board that will be conducted and overseen by the Committee. The Committee shall report to the full Board, following the end of each fiscal year, the results of the annual self-evaluation, including any comments from the self-evaluations. However, any comments from the self-evaluations regarding individual directors shall be reported to the Chairman and/or the CEO and, if necessary, to the relevant committee chairman.

8. The Committee shall annually review its own performance by distributing to its members a written self-assessment.

9. The Committee shall make an annual report to the Board on emergency, as well as expected, CEO succession planning. The full Board will work with the Committee to recommend and evaluate potential successors to the CEO. The CEO should at all times make available his or her recommendations and evaluations of potential CEO successors, along with a review of any development plans recommended for such individuals.

10. Any concerns regarding non-financial matters that are reported to the Audit Committee of the Board and referred to the Committee shall be reviewed and investigated by the Committee.

11. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

* * * * *

Adopted and effective as of March 14, 2006.

A-2

Ameris Bancorp

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below.

1. Election of Directors:

For

Withhold

For

Withhold

For

Withhold

01 - R. Dale Ezzell

02 - Jimmy D. Veal

03 - V. Wayne Williford+

Class III (Three-Year Term)

Class III (Three-Year Term)

Class III (Three-Year Term)

The Board of Directors recommends a vote FOR Proposal 2.

The Board of Directors recommends a vote FOR Proposal 3.

For

Against

Abstain

For

Against

Abstain

2. Ratification of the appointment of Porter Keadle Moore, LLC as the Company’s independent auditor for the fiscal year ended December 31, 2012.

3. Advisory approval of the Company’s executive compensation.

The Board of Directors recommends a vote FOR every 3 years for Proposal 4.

3 Years

2 Years

1 Year

Abstain

4. Advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign in the same manner in which your shares are registered. When signing as executor, administrator, trustee, guardian, attorney or corporate officer, please give full title. Joint owners should each sign.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X 1 3 7 0 7 9 2 +

01GM1E

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Ameris Bancorp

Proxy — Ameris Bancorp 310 First Street, S.E. Moultrie, Georgia 31768

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 31, 2012

The undersigned shareholder hereby appoints Daniel B. Jeter and Edwin W. Hortman, Jr., and each of them individually, the proxies and attorneys for the undersigned, with full power of substitution, to act with respect to and to vote all shares which the undersigned is entitled to vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders (the “Annual Meeting”) of Ameris Bancorp (the “Company”) to be held on Thursday, May 31, 2012, at Sunset Country Club, located at 2730 South Main Street, Moultrie, Georgia, at 4:15 p.m., local time, and at any adjournment or postponement thereof, as directed with respect to the matters set forth herein, and with discretionary authority on all other matters that come before the Annual Meeting, all as more fully described in the Proxy Statement of the Company for the Annual Meeting received by the undersigned shareholder.

If no direction is given, the proxy will be voted: (a) “FOR” the election of the director nominees named on the reverse side and (b) in accordance with the recommendation of the Board of Directors on the other matters referred to herein.

Ameris Bancorp

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT LINE SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

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C123456789

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 31, 2012.

Vote by Internet

Go to www.envisionreports.com/ABCB

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below.

1. Election of Directors: For Withhold For Withhold For Withhold

01 - R. Dale Ezzell 02 - Jimmy D. Veal 03 - V. Wayne Williford

Class III (Three-Year Term) Class III (Three-Year Term) Class III (Three-Year Term) +

The Board of Directors recommends a vote FOR Proposal 2. The Board of Directors recommends a vote FOR Proposal 3.

For Against Abstain For Against Abstain

2. Ratification of the appointment of Porter Keadle Moore, LLC as the Company’s independent auditor for the fiscal year ended December 31, 2012. 3. Advisory approval of the Company’s executive compensation.

The Board of Directors recommends a vote FOR every 3 years for Proposal 4.

3 Years 2 Years 1 Year Abstain

4. Advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign in the same manner in which your shares are registered. When signing as executor, administrator, trustee, guardian, attorney or corporate officer, please give full title. Joint owners should each sign.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1UPX 1370791

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

01GM0F

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Ameris Bancorp

310 First Street, S.E.

Moultrie, Georgia 31768

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 31, 2012

The undersigned shareholder hereby appoints Daniel B. Jeter and Edwin W. Hortman, Jr., and each of them individually, the proxies and attorneys for the undersigned, with full power of substitution, to act with respect to and to vote all shares which the undersigned is entitled to vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders (the “Annual Meeting”) of Ameris Bancorp (the “Company”) to be held on Thursday, May 31, 2012, at Sunset Country Club, located at 2730 South Main Street, Moultrie, Georgia, at 4:15 p.m., local time, and at any adjournment or postponement thereof, as directed with respect to the matters set forth herein, and with discretionary authority on all other matters that come before the Annual Meeting, all as more fully described in the Proxy Statement of the Company for the Annual Meeting received by the undersigned shareholder.

If no direction is given, the proxy will be voted: (a) “FOR” the election of the director nominees named on the reverse side and (b) in accordance with the recommendation of the Board of Directors on the other matters referred to herein.